Exhibit 10.191

Execution Version

SERVICING AGREEMENT

Dated as of July 13, 2015

Between

PENNYMAC CORP.,

PENNYMAC HOLDINGS, LLC,

and

New Owner

collectively, as the “Owner,”

PENNYMAC LOAN SERVICES, LLC

in certain cases, a “Special Servicer”

and

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION,

“Master Servicer” and in certain cases, a “Special Servicer”

i

TABLE OF CONTENTS (continued)

EXHIBIT “A” (Initial Mortgage Loan Schedule)

EXHIBIT “B” (Statements, Reports and/or Information)

EXHIBIT “C” (Servicing Fee Schedule)

EXHIBIT “D” (Asset Management Fee Schedule)

EXHIBIT “E” (Loan Servicing Responsibilities Matrix)

EXHIBIT “F-1” Form of Notice to Servicer Adding New Owner

EXHIBIT “F-2” Form of Notice to Servicer Deleting Owner

ii

THIS SERVICING AGREEMENT dated as of July 13, 2015, is between PennyMac Corp., a Delaware corporation, PennyMac Holdings, LLC, a Delaware limited liability company, any other parties signing this Agreement as an owner of Mortgage Loans as listed in Schedule I and any New Owners (collectively as the “Owner”), PennyMac Loan Services, LLC, a Delaware limited liability company (“PennyMac Loan Servicer” and in certain cases, a “Special Servicer”), and Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Master Servicer” and in certain cases, a “Special Servicer”).

PRELIMINARY STATEMENT

The Owner desires to engage Midland as Master Servicer, and Midland desires to accept the Owner’s engagement as Master Servicer, to service the Mortgage Loans that the Owner acquires from time to time in accordance with the provisions of this Agreement.

With respect to Freddie Mac multifamily Mortgage Loans (“Freddie Mortgage Loans”), Owner desires to engage Midland as the Special Servicer, and Midland desires to accept the Owner’s engagement as the Special Servicer, to service the Freddie Mortgage Loans that the Owner acquires from time to time in accordance with the provisions of this Agreement.

With respect to certain Mortgage Loans which are not Freddie Mortgage Loans as identified by Owner (“PMSS Mortgage Loans”), Owner has appointed PennyMac Loan Servicer, as the Special Servicer.

With respect to certain other Mortgage Loans which are not Freddie Mortgage Loans as identified by Owner (“MSS Mortgage Loans”), Owner desires to engage Midland as the Special Servicer, and Midland desires to accept the Owner’s engagement as the Special Servicer, to service the MSS Mortgage Loans that the Owner acquires from time to time in accordance with the provisions of this Agreement.

In the future, Owner may elect to enter Public Securitization Transactions or Private Securitization Transactions with respect to certain Mortgage Loans, for which Master Servicer may act as the master servicer or primary servicer and enter a separate pooling and servicing agreement with a trust and other parties respecting such Mortgage Loans.

The Master Servicer is an independent contractor in the business of servicing mortgage loans, and is not an Affiliate of the Owner.

This Agreement shall become effective with respect to each Mortgage Loan, or appropriate group or portfolio of Mortgage Loans, upon the related Servicing Transfer Date.

NOW, THEREFORE, in consideration of the recitals in this Preliminary Statement which are made a contractual part hereof, and of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

Definitions

Section 1.01. Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Accepted Servicing Practices”: As defined in Section 2.01.

“Accounts”: The Escrow Accounts, REO Accounts, and the Collection Accounts.

“Additional Collateral”: Any non-real property collateral (including any letters of credit or reserve funds) pledged and/or delivered by or on behalf of the Borrower and held by the Mortgagee to secure payment on any Mortgage Loan.

“Additional Servicing Compensation”: (a) amounts collected for checks or other items returned for insufficient funds, (b) late payment charges (but not default interest) with respect to the Mortgage Loans, (c) reserve or escrow administration fees with respect to the Mortgage Loans, (d) subject to Section 3.04 of the Agreement, all income and gain realized from the investment of funds deposited in the Accounts, (e) Asset Management Fee; (f) any Deconversion Fee; (g) in exchange of processing Borrower’s draw request and subject to Section 5.01, Reserve Administration Fee; (h) Program Set-Up Fee; (i) Loan Set-Up Fee; and (j) Property Inspection Fee.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person; provided, however, that in respect of Owner, the term “Affiliate” shall include only PennyMac Mortgage Investment Trust and its wholly owned subsidiaries and, in respect of PennyMac Loan Servicer, as Special Servicer, the term “Affiliate” shall include only Private National Mortgage Acceptance Company, LLC and its wholly owned subsidiaries. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement”: This Servicing Agreement, as the same may be modified, supplemented or amended from time to time.

“Anti-Terrorism Laws”: shall mean any Laws relating to terrorism, trade sanctions programs and embargoes, import/export licensing, money laundering or bribery, and any regulation, order, or directive promulgated, issued or enforced pursuant to such Laws, all as amended, supplemented or replaced from time to time.

“Asset Management Fee”: shall mean defeasance fees, modification, waiver, amendment, extension or forbearance fees, assumption fees, assumption application fees, consent fees, loan process fees and other similar fees related to Borrower requests or other transactions listed on the Asset Management Fee Schedule attached hereto as Exhibit “D”. Such fees shall be paid by the relevant Borrower to the Master Servicer or the Special Servicer, as applicable, at the inception of the related transaction. If such fees are not paid by the Borrower, the Owner shall pay such mutually agreed fees determined from time to time by the Master Servicer or the Special Servicer, as applicable, and the Owner.

“Borrower”: The obligor on a Note.

“Business Day”: Any day other than (a) a Saturday or Sunday, or (b) a day in which depository institutions or trust companies in the States of Kansas or Pennsylvania or in any of the States in which the Accounts or any accounts used by the Owner for remittance purposes are located, are authorized or obligated by law, regulation or executive order to remain closed.

“Collection Account”: As defined in Section 3.03.

“Corrected Mortgage Loan”: Any Mortgage Loan which is no longer a Specially Serviced Mortgage Loan pursuant to the second sentence of the definition of “Specially Serviced Mortgage Loan”.

“Covered Entity”: shall mean (a) Owner and its subsidiaries and (b) each Person that, directly or indirectly, is in control of a Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the direct or indirect (x) ownership of, or power to vote, 25% or more of the issued and outstanding equity interests having ordinary voting power for the election of directors of such Person or other Persons performing similar functions for such Person, or (y) power to direct or cause the direction of the management and policies of such Person whether by ownership of equity interests, contract or otherwise.

“Deconversion Fee”: Subject to Section 8.01(c), an amount equal to $250 per Mortgage Loan if such Mortgage Loan is not serviced by the Master Servicer or the Special Servicer, as applicable, for at least twelve (12) months.

“Deleted Owner”: As defined in Section 9.11(b).

“Determination Date”: The 5th day (or if such day is not a Business Day, the Business Day immediately preceding such day) of the month, beginning in August, 2015.

“Disposition Fee”: The fee payable to the Special Servicer in connection with the transfer, sale, foreclosure, deed in lieu of foreclosure or other liquidation of a Specially Serviced Mortgage Loan or REO Property pursuant to Section 3.10 of this Agreement (if such sale is effected by the Special Servicer). The fee payable to the Special Servicer shall be in an amount equal to the product of (x) the net sales price or proceeds received or collected (or the appraised value of the Mortgage Property recovered by deed in lieu) and (y) (i) 1.00% for any Mortgage Loan with an outstanding principal balance greater than $5 million dollars as of the date such payment is received or (ii) 2.00% for any Mortgage Loan with an outstanding principal balance equal to or less than $5 million dollars as of the date such payment is received.

“Eligible Account”: An account maintained with PNC Bank, National Association.

“Environmental Laws”: Any environmental law, ordinance, rule, regulation or order of a federal, state or local governmental authority, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.) and the regulations, whether currently in existence or hereafter enacted.

“Escrow Account”: As defined in Section 3.02.

“Escrow Payment”: Any amount received by the Master Servicer or the Special Servicer for the account of the Borrowers for application toward the payment of taxes, insurance premiums, assessments, ground rents, deferred maintenance, environmental remediation, rehabilitation costs, capital expenditures, and similar items in respect of the related Mortgaged Property.

“Freddie Mac”: The Federal Home Loan Mortgage Corporation or any successor thereto.

“Freddie Mac Guide”: The Freddie Mac Multifamily Seller/Servicer Guide, as amended or supplemented from time to time. To the extent the Freddie Mac Multifamily Seller/Servicer Guide is no longer published by Freddie Mac, either directly or indirectly, “Freddie Mac Guide” shall refer to any successor guide as prescribed by Freddie Mac; provided, however, that in the event that no successor guide is prescribed by Freddie Mac within 30 days of the date on which the Freddie Mac Multifamily Seller/Servicer Guide is no longer published by Freddie Mac, all references to the “Freddie Mac Guide” in this Agreement shall be disregarded and the Freddie Mac Guide shall no longer be applicable.

“Freddie Mortgage Loans”: The Mortgage Loans identified as such on Exhibit A hereto.

“Governmental Body”: shall mean any nation or government, any state or other political subdivision thereof or any entity, authority, agency, division or department exercising the executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to a government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Law”: shall mean any law(s) (including common law), constitution, statute, treaty, regulation, rule, ordinance, opinion, issued guidance, release, ruling, order, executive order, injunction, writ, decree, bond, judgment, authorization or approval, lien or award of or any settlement arrangement, by agreement, consent or otherwise, with any Governmental Body, foreign or domestic.

“Loan Servicing”: As defined in Section 3.01.

“Loan Set-Up Fee”: shall mean a one-time, up-front payment of $250.00 per each Mortgage Loan.

“Master Servicer”: Midland Loan Services, a Division of PNC Bank, National Association, or any successor servicer as herein provided, including when it also acts as a Special Servicer.

“Midland”: Midland Loan Services, a Division of PNC Bank, National Association, or any successor Servicer as herein provided, including when it also acts as the Special Servicer of the MSS Mortgage Loans and Freddie Mortgage Loans.

“Monthly Payment”: With respect to any Mortgage Loan, the scheduled monthly payment of interest or the scheduled monthly payment of principal and interest, as the case may be, on such Mortgage Loan which is payable by a Borrower on the due date under the related Note.

“Mortgage”: With respect to each Mortgage Loan, the mortgage, deed of trust or other instrument securing the related Note, which creates a lien on the real property securing such Note.

“Mortgage Loan”: Each of the Freddie Mortgage Loans, MSS Mortgage Loans and PMSS Mortgage Loans identified on the Mortgage Loan Schedule.

“Mortgage Loan Documents”: With respect to each Mortgage Loan, the related Note, the related Mortgage and any and all other documents executed and delivered in connection with the origination or subsequent modification of such Mortgage Loan.

“Mortgage Loan Schedule”: A schedule of certain mortgage loans owned and held by the Owner which sets forth information with respect to such mortgage loans, as amended from time to time by the parties pursuant to Section 4.01(a). An initial Mortgage Loan Schedule shall be attached hereto as Exhibit “A”.

“Mortgaged Property”: The real property and improvements thereon securing repayment of the debt evidenced by the related Note. Such term shall also include any REO Property.

“MSS Mortgage Loans”: The Mortgage Loans identified as such on Exhibit A hereto.

“Net Liquidation Proceeds”: The amount of proceeds received in connection with the liquidation or sale of any Specially Serviced Mortgage Loan or REO Property net of the amount of any liquidation expenses (including, without limitation, legal fees and expenses, brokerage commissions and conveyance taxes) incurred with respect to such liquidation or sale.

“New Owner”: As defined in Section 9.11(a).

“Non-Exempt Person”: shall mean any Person other than a Person who is either (a) a U.S. Person or (b) has provided to Midland for the relevant year such duly-executed form(s) or statement(s) which may, from time to time, be prescribed by law and which, pursuant to applicable provisions of (1) any income tax treaty between the United States and the country of residence of such Person, (2) the Internal Revenue Code of 1986, as amended from time to time and any successor statute, or (3) any applicable rules or regulations in effect under clauses (1) or (2) above, permit Midland to make such payments free of any obligation or liability for withholding; provided, that duly executed form(s) provided to the Master Servicer pursuant to Section 7.01(b)(ii) hereof, shall be sufficient to qualify the Owner as not a Non-Exempt Person.

“Note”: With respect to any Mortgage Loan, the promissory note or other evidence of indebtedness or agreements evidencing the indebtedness of a Borrower under such Mortgage Loan.

“Owner”: As defined in the first paragraph of this Agreement.

“Owner Event of Default”: As defined in Section 7.02(b).

“Permitted Investments”: Any one or more of the following obligations or securities having at the time of purchase, or at such other time as may be specified, the required ratings, if any, provided for in this definition:

(a) direct obligations of, or guaranteed as to timely payment of principal and interest by, the United States of America or any agency or instrumentality thereof provided that such obligations are backed by the full faith and credit of the United States of America;

(b) direct obligations of, or guaranteed as to timely payment of principal and interest by, the Federal Home Loan Mortgage Corporation, the Federal Home Loan Bank, the Federal National Mortgage Association or the Federal Farm Credit System, provided that any such obligation, at the time of purchase or contractual commitment providing for the purchase thereof, is qualified by any Rating Agency as an investment of funds backing securities rated “AAA” (or such comparable rating);

(c) demand and time deposits in or certificates of deposit of, or bankers’ acceptances issued by, any bank or trust company, savings and loan association or savings bank, provided that, in the case of obligations that are not fully insured by the Federal Deposit Insurance Corporation, the commercial paper and/or long- or short-term unsecured debt obligations of such depository institution or trust company (or in the case of the principal depository institution in a holding company system, the commercial paper or long- or short-term unsecured debt obligations of such holding company) have the highest rating available for such securities by any Rating Agency;

(d) general obligations of or obligations guaranteed by any state of the United States or the District of Columbia receiving the highest long-term debt rating available for such securities by any Rating Agency;

(e) commercial or finance company paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of acquisition thereof) that is rated by any Rating Agency in its highest short-term unsecured debt rating category at the time of such investment or contractual commitment providing for such investment, and is issued by a corporation the outstanding senior long-term debt obligations of which are then rated by any such Rating Agency in its highest long-term unsecured debt rating category;

(f) guaranteed reinvestment agreements issued by any bank, insurance company or other corporation rated in one of the two highest long-term unsecured debt rating levels available to such issuers by any Rating Agency at the time of such investment, provided that any such agreement must by its terms provide that it is terminable by the purchaser without penalty in the event any such rating is at any time lower than such level;

(g) repurchase obligations with respect to any security described in clause (a) or (b) above entered into with a depository institution or trust company (acting as principal) described in clause (c) above;

(h) securities bearing interest or sold at a discount that are issued by any corporation incorporated under the laws of the United States of America or any state thereof and rated by any Rating Agency in its highest long-term unsecured rating category at the time of such investment or contractual commitment providing for such investment;

(i) units of taxable money market funds which funds are regulated investment companies, seek to maintain a constant net asset value per share and invest solely in obligations backed by the full faith and credit of the United States, and have been approved in writing by the Owner as Permitted Investments with respect to this definition; and

(j) such other obligations as are acceptable as Permitted Investments to the Owner.

“PennyMac Loan Servicer”: means PennyMac Loan Services, LLC, a Delaware limited liability company, the Special Servicer of the PMSS Mortgage Loans.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, estate, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“PMSS Mortgage Loans”: The Mortgage Loans identified as such on Exhibit A hereto.

“Private Securitization Transaction”: Any transaction involving either (1) a sale of some or all of the Mortgage Loans directly or indirectly to an entity that issues privately offered, rated mortgage-backed securities or (2) an issuance of privately offered, rated securities, the payments of which are determined primarily by reference to one or more portfolios of mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans, in each case, in a transaction exempt from registration under federal, state and local securities laws.

“Program Set-Up Fee”: A one-time, up-front fee of $7,500.00 to be paid to the Master Servicer prior to the date hereof which includes 15.00 hours of the Master Servicer’s outside legal counsel time in negotiation and execution of this Agreement; provided, however, that if legal negotiations exceed 15.00 hours, the Owner shall be responsible for any additional legal fees and expenses in accordance with Section 6.03.

“Property Inspection Fee”: To the extent the Master Servicer or the Special Servicer, as applicable, is engaged by the Owner to perform site inspections under Section 3.07 hereof, the Master Servicer or the Special Servicer, as applicable, will bill all inspection costs back to the Owner under a separate billing statement on a “cost plus 30% basis.”

“Public Securitization Transaction”: Any transaction subject to Regulation AB involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered, rated mortgage-backed securities or (2) an issuance of publicly offered, rated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

“Qualified Affiliate”: Any Person (a) that is organized and doing business under the laws of any state of the United States or the District of Columbia, (b) that is in the business of performing the duties of a servicer of mortgage loans, and (c) as to which 50% or greater of its outstanding voting stock or equity ownership interest are directly or indirectly owned by the Master Servicer or by any Person or Persons who directly or indirectly own equity ownership interests in the Master Servicer.

“Rating Agency”: Each of Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc., Moody’s Investors Service, Inc., Fitch, Inc., Duff and Phelps Credit Rating Co., or any other nationally recognized statistical rating agency.

“Reasonable Efforts”: As determined by the Owner, the Master Servicer or the Special Servicer, as applicable, commercially reasonable efforts by the Owner or the Master Servicer or the Special Servicer, as the case may be, in light of Accepted Servicing Practices, which efforts do not require the Owner or the Master Servicer or the Special Servicer, as the case may be, to enter into any litigation, arbitration or other legal or quasi-legal proceeding.

“Remittance Date”: With respect to each Determination Date, the date which is two (2) Business Days after such Determination Date.

“REO Account”: As defined in Section 3.11(a).

“REO Mortgage Loan”: A Mortgage Loan deemed for the purposes hereof to be outstanding with respect to each REO Property, as more particularly described in Section 3.09(b).

“REO Property”: A Mortgaged Property acquired by the Owner through acquisition or the Special Servicer on behalf of the Owner through foreclosure or by deed in lieu of foreclosure.

“Reportable Compliance Event”: shall mean that any Covered Entity becomes a Sanctioned Person, or is charged by indictment, criminal complaint or similar charging instrument, arraigned, or custodially detained in connection with any Anti-Terrorism Law or any predicate crime to any Anti-Terrorism Law, or has knowledge of facts or circumstances to the effect that it is reasonably likely that any aspect of its operations is in actual or probable violation of any Anti-Terrorism Law.

“Responsible Officer”: Any officer or employee of the Owner or the Master Servicer or the Special Servicer, as the case may be, involved in or responsible for the administration, supervision or management of this Agreement and whose name and specimen signature appear on a list prepared by each party and delivered to the other party, as such list may be amended from time to time by either party.

“Reserve Administration Fee”: shall mean $250.00 per draw paid by the relevant Borrower to the Master Servicer or the Special Servicer, as applicable.

“Sanctioned Country”: shall mean a country subject to a sanctions program maintained under any Anti-Terrorism Law.

“Sanctioned Person”: shall mean any individual person, group, regime, entity or thing listed or otherwise recognized as a specially designated, prohibited, sanctioned or debarred person, group, regime, entity or thing, or subject to any limitations or prohibitions (including but not limited to the blocking of property or rejection of transactions), under any Anti-Terrorism Law.

“Servicer Event of Default”: As defined in Section 7.02(a).

“Servicing Expenses”: All customary, reasonable and necessary out-of-pocket costs and expenses paid or incurred in connection with the Master Servicer’s and the Special Servicer’s obligations hereunder, including without limitation:

(a) real estate taxes, assessments and similar charges;

(b) insurance premiums;

(c) any expense necessary in order to prevent or cure any violation of applicable laws, regulations, codes, ordinances, rules, orders, judgments, decrees, injunctions or restrictive covenants;

(d) any cost or expense necessary in order to maintain or release the lien on each Mortgaged Property and related collateral, including any mortgage registration taxes, release fees, or recording or filing fees;

(e) customary expenses for the collection, enforcement or foreclosure of the Mortgage Loans and the collection of deficiency judgments against Borrowers and guarantors (including but not limited to the fees and expenses of any trustee under a deed of trust, foreclosure title searches and other lien searches);

(f) subject to Section 3.07, costs and expenses of any appraisals, valuations, inspections, environmental assessments (including but not limited to the fees and expenses of environmental consultants), audits or consultations, engineers, architects, accountants, on-site property managers, market studies, title and survey work and financial investigating services;

(g) customary expenses for liquidation, restructuring, modification or loan workouts, such as sales brokerage expenses and other costs of conveyance;

(h) costs and expenses related to travel and lodging, subject to Section 3.07 with respect to property inspections; and

(i) any other reasonable costs and expenses, including without limitation, legal fees and expenses, incurred by the Master Servicer or the Special Servicer, as applicable, under this Agreement in connection with the enforcement, collection, foreclosure, disposition, condemnation or destruction of the Mortgage Loans or related Mortgaged Properties, the maintenance, leasing, operation, management and sale of the REO Properties, and the performance of Loan Servicing by the Master Servicer or the Special Servicer under this Agreement;

provided, however, any and all “Servicing Expenses” listed in this definition shall be paid by the Master Servicer or the Special Servicer, as applicable, in accordance with Sections 3.03 and 5.02.

“Servicing Fee”: With respect to each Mortgage Loan, an amount equal to the applicable fees set forth on and calculated in accordance with the attached Exhibit “C.”.

“Servicing File”: With respect to each Mortgage Loan or REO Mortgage Loan, all documents, information and records relating to the Mortgage Loan and Additional Collateral that are necessary to enable the Master Servicer or the Special Servicer to perform its duties and service the Mortgage Loan in compliance with the terms of this Agreement, and any additional documents or information related thereto maintained or created by the Master Servicer or the Special Servicer. Documents or information in the Servicing File may be maintained by the Master Servicer or the Special Servicer in any commonly used electronic format in lieu of paper. For the avoidance of doubt, Original Mortgage Loan Documents held by Owner’s designated document custodian shall not be considered part of the Servicing File but the copies of such originals shall be considered part of the Servicing File.

“Servicing Transfer Date”: With respect to each Mortgage Loan or REO Mortgage Loan, the first Business Day of the month following delivery by Owner to the Master Servicer of a Mortgage Loan Schedule and the related Servicing File or such other date as agreed in writing between the parties.

“Specially Serviced Mortgage Loan”: Any Mortgage Loan with respect to which:

(a) the related Borrower is at least two months delinquent in the payment of a Monthly Payment;

(b) the related Borrower has expressed to the Master Servicer an inability to pay or a hardship in paying the Mortgage Loan in accordance with its terms;

(c) the Master Servicer has received notice that the related Borrower has become the subject of any bankruptcy, insolvency or similar proceeding, or has admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors;

(d) the Master Servicer has received notice of a foreclosure or threatened foreclosure of any lien (other than the Mortgage Loan) on the related Mortgaged Property;

(e) a default of which the Master Servicer has notice (other than a failure by the related Borrower to pay principal or interest) and which materially and adversely affects the interests of the Owner has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan; or

(f) the related Borrower has failed to make a balloon payment as and when due and such default has not been cured within 30 days after such due date and the Borrower has not delivered to Master Servicer or the Special Servicer, on or before the due date of such balloon payment, a written and fully executed refinancing commitment from an acceptable lender (subject only to customary final closing conditions) and reasonably satisfactory in form and substance to Master Servicer or the Special Servicer, which provides that such refinancing will occur within 120 days after the date on which such balloon payment is due;

provided, however, that with respect to the circumstances described in clauses (b), (d) and (e), the Master Servicer has received written confirmation from the Owner that such Mortgage Loan shall be a Specially Serviced Mortgage Loan, and in the event such confirmation is not received, the Master Servicer shall not be obligated or required to perform any foreclosure, workout, restructuring, liquidation or disposition of such Mortgage Loan, or management or disposition of the related Mortgaged Property, pursuant to Sections 3.09, 3.10, 3.11 or 3.12, notwithstanding anything herein to the contrary. To the extent no other circumstances identified in clauses (a) through (f) above exist that would cause the Mortgage Loan to continue to be characterized as a Specially Serviced Mortgage Loan, a Mortgage Loan will cease to be a Specially Serviced Mortgage Loan:

(g) with respect to the circumstances described in clauses (a) or (f) above, when the related Borrower has brought the Mortgage Loan current (or, with respect to the circumstances described in clause (f), pursuant to any work-out of the Mortgage Loan) and thereafter made three consecutive full and timely Monthly Payments (including pursuant to such workout); or

(h) with respect to the circumstances described in clauses (b), (c), (d) and (e) above, when such circumstances cease to exist or such default is cured, as applicable, in the good faith judgment of the Master Servicer (as confirmed in writing by the Owner).

“Special Servicer”: With respect to Freddie Mortgage Loans and MSS Mortgage Loans, Midland or any successor special servicer as herein provided. With respect to PMSS Mortgage Loans, PennyMac Loan Servicer or any successor special servicer as herein provided.

“Special Servicing Fee”: With respect to each Specially Serviced Mortgage Loan or REO Mortgage Loan, an amount equal to the greater of (a) $2,250 per month per Specially Serviced Mortgage Loan or REO Mortgage Loan and (b) the product of (i) the Special Servicing Fee Rate and (ii) the outstanding principal balance of such Specially Serviced Mortgage Loan or REO Mortgage Loan, as calculated in accordance with Section 5.01.

“Special Servicing Fee Rate”: A rate equal to 0.35% (35.0 basis points).

“Taxes” shall mean any income or other taxes (including withholding taxes), levies, imposts, duties, fees, assessments or other charges of whatever nature, now or hereafter imposed by any jurisdiction or by any department, agency, state or other political subdivision thereof or therein.

“U.S. Person”: A citizen or resident of the United States, a corporation, partnership (except to the extent provided in applicable Treasury Regulations), or other entity created or organized in or under the laws of the United States, any state thereof or the District of Columbia, including any entity treated as a corporation or partnership for federal income tax purposes, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a court within the United States is able to exercise primary supervision over the administration of such trust, and one or more such U.S. Persons have the authority to control all substantial decisions of such trust (or, to the extent provided in applicable Treasury Regulations, certain trusts in existence on August 20, 1996 which have elected to be treated as U.S. Persons).

“Whole Loan Transfer”: The sale or transfer by Owner of some or all of the Mortgage Loans in a whole loan or participation format other than a Private Securitization Transaction or a Public Securitization Transaction.

“Workout Fee”: In connection with the curing of any event of default under any Specially Serviced Mortgage Loan through a modification, restructuring or work-out of such Mortgage Loan effected by the Special Servicer and evidenced by a writing executed by the related Borrower, the fee payable to the Special Servicer in an amount equal to the product of (x) the amount of any payments received by the Special Servicer on account of principal or interest on such Mortgage Loan (including any prepayment premiums) and (y) (i) 1.00% for any Mortgage Loan with an outstanding principal balance greater than $5 million dollars as of the date such payment is received or (ii) 2.00% for any Mortgage Loan with an outstanding principal balance equal to or less than $5 million dollars as of the date such payment is received.

ARTICLE II.

RETENTION AND AUTHORITY OF MASTER SERVICER & SPECIAL SERVICERS

Section 2.01. Engagement; Servicing Standard.

The Owner hereby engages the Master Servicer and each of the Special Servicers to perform, and the Master Servicer and each of the Special Servicers hereby agree to perform, Loan Servicing with respect to each of the Mortgage Loans throughout the term of this Agreement, upon and subject to the terms, covenants and provisions hereof.

The Master Servicer and each Special Servicer shall perform its services hereunder (a) in accordance with (i) applicable federal, state, and local laws, regulations, and ordinances, and investor requirements (ii) the terms and provisions of the Mortgage Loan Documents, (iii) the express terms hereof, and (iv) the customary and usual standards of practice of prudent institutional commercial mortgage loan servicers, and (b) to the extent consistent with the foregoing requirements, in the same manner in which the Master Servicer or each Special Servicer services commercial mortgage loans for itself, its Affiliates, or other third party portfolios of mortgage loans similar to the Mortgage Loans, but without regard to any relationship which the Master Servicer or each Special Servicer or any Affiliate of the Master Servicer or the Special Servicer may have with the related Borrower or any Affiliate of such Borrower or to the Master Servicer’s or each Special Servicer’s right to receive compensation for its services hereunder. The servicing standards described in the preceding sentence are herein referred to as “Accepted Servicing Practices”.

Section 2.02. Subservicing.

To the extent necessary for the Master Servicer to comply with any applicable laws, regulations, codes or ordinances relating to the Master Servicer’s Loan Servicing obligations hereunder, the Master Servicer may subservice to any Person any of its Loan Servicing obligations hereunder; provided, however, that the Master Servicer shall provide oversight and supervision with regard to the performance of all subcontracted services and any subservicing agreement shall be consistent with and subject to the provisions of this Agreement. Neither the existence of any subservicing agreement nor any of the provisions of this Agreement relating to subservicing shall relieve the Master Servicer of its obligations to the Owner hereunder. Notwithstanding any such subservicing agreement, the Master Servicer shall be obligated to the same extent and under the same terms and conditions as if the Master Servicer alone was servicing the related Mortgage Loans in accordance with the terms of this Agreement. The Master Servicer shall be solely liable for all fees owed by it to any subservicer, regardless of whether the Master Servicer’s compensation hereunder is sufficient to pay such fees. Master Servicer shall each deliver to the Owner copies of all subservicing agreements, and any amendments or modifications, promptly upon execution and delivery of such documents.

Section 2.03. Authority of the Master Servicer.

(a) In performing its Loan Servicing obligations hereunder, the Master Servicer shall, except as otherwise provided herein and subject to the terms of this Agreement, have full power and authority, acting alone or through others, to take any and all actions in connection with such Loan Servicing that it deems necessary or appropriate. Without limiting the generality of the foregoing, the Master Servicer is hereby authorized and empowered by the Owner when the Master Servicer deems it appropriate in its reasonable judgment, to execute and deliver, on behalf of the Owner, (i) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien of each Mortgage on the related Mortgaged Property and any other Additional Collateral; and (ii) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments with respect to each of the Mortgage Loans; provided, however, that the Master Servicer shall notify the Owner in writing in the event that the Master Servicer intends to execute and deliver any such instrument referred to in clause (i) above, and, except in connection with any payment in full of any Mortgage Loan, shall proceed with such course of action only upon receipt of the Owner’s written approval thereof. The Owner agrees to cooperate with the Master Servicer by either executing and delivering to the Master Servicer from time to time (i) powers of attorney evidencing the Master Servicer’s authority and power under this Section, or (ii) such documents or instruments deemed necessary or appropriate by the Master Servicer to enable the Master Servicer to carry out its Loan Servicing obligations hereunder.

(b) In the performance of its Loan Servicing obligations hereunder, the Master Servicer shall take any action that is directed by the Owner which relates to the Master Servicer’s or Special Servicer’s Loan Servicing obligations under this Agreement; provided, however, that the Master Servicer shall not be obligated to take, or to refrain from taking, any action which the Owner requests that the Master Servicer take or refrain from taking to the extent that the Master Servicer determines in its reasonable and good faith judgment that such action or inaction (i) may cause a violation of applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to any Mortgage Loan, Borrower, Mortgaged Property or REO Property; (ii) may cause a violation of any provision of a Mortgage Loan Document; or (iii) may be a violation of the Accepted Servicing Practices.

ARTICLE III.

SERVICES TO BE PERFORMED

Section 3.01. Services as Loan Servicer.

The Master Servicer and each of the Special Servicers hereby agree to serve as the loan servicers with respect to each of the Mortgage Loans and to perform Loan Servicing as described below and as otherwise provided herein, upon and subject to the terms of this Agreement. Subject to any limitation of authority under Section 2.03, “Loan Servicing” shall mean those services pertaining to the Mortgage Loans which, applying Accepted Servicing Practices, are required hereunder to be performed by the Master Servicer or the Special Servicer, and which shall include but not be limited to:

(i) as the Master Servicer, reviewing all available documents pertaining to the Mortgage Loans, organizing, administering and maintaining the Servicing Files, forwarding any originals of Mortgage Loan Documents received to the document custodian of Owner, as designed by Owner from time to time, and inputting all relevant information into the Master Servicer’s loan servicing computer system;

(ii) as the Master Servicer, preparing and filing or recording all financing statements, continuation statements and other documents or instruments and taking such other action necessary to maintain or, when appropriate, release the lien of any Mortgage on the related Mortgaged Property and security interest in the Additional Collateral;

(iii) as the Master Servicer, monitoring each Borrower’s maintenance of insurance coverage on each Mortgaged Property as required by the related Mortgage Loan Documents and causing to be maintained adequate insurance coverage on each Mortgaged Property in accordance with Section 3.05;

(iv) as the Master Servicer or a Special Servicer, as applicable, collecting, analyzing, and spreading promptly from each Borrower quarterly and annual operating statements, budgets and rent rolls (if applicable) and annual financial statements of such Borrower as may be required under the Mortgage Loan Documents;

(v) as the Master Servicer or a Special Servicer, as applicable, monitoring the status of real estate taxes, assessments and other similar items and verifying the payment of such items for each Mortgaged Property in accordance with Section 3.02;

(vi) as the Master Servicer or a Special Servicer, as applicable, preparing and delivering all reports and information required hereunder;

(vii) as the Master Servicer or a Special Servicer, as applicable, procuring and supervising the services of third parties (other than subservicers pursuant to Section 2.02) necessary or appropriate in connection with the servicing of the Mortgage Loans;

(viii) as the Master Servicer, performing payment processing, record keeping, administration of escrow and other accounts, interest rate adjustment, and other routine customer service functions;

(ix) as the Master Servicer, monitoring any casualty losses or condemnation proceedings and administering any proceeds related thereto in accordance with the related Mortgage Loan Documents;

(x) as the Master Servicer, notifying all Borrowers of the appropriate place for communications and payments, and collecting and monitoring all payments made with respect to the Mortgage Loans;

(xi) as requested by Owner in writing from time to time, as the Master Servicer or a Special Servicer, as applicable, performing a physical inspection of each Mortgaged Property or REO Property in accordance with Section 3.07;

(xii) as the Master Servicer or a Special Servicer, as applicable, administering any requests for assumptions of a Mortgage Loan or transfers of ownership of or placement of subordinate financing on a Mortgaged Property in accordance with Section 3.08;

(xiii) as a Special Servicer, commencing on behalf of the Owner any litigation or proceeding relating to the restructuring, assumptions or substitutions, foreclosure or other realization upon the collateral under any of the Mortgage Loans, including seeking deficiency judgments if deemed advisable and permitted by applicable law and the Mortgage Loan Documents, defending any action brought against any party to this Agreement with respect to the servicing of any Mortgage Loan while subject to this Agreement, and retaining legal counsel in connection therewith, all in accordance with Section 3.09;

(xiv) as a Special Servicer, accepting deeds-in-lieu of foreclosure or performing asset management, with respect to any Mortgage Loan or Mortgage Property;

(xv) as a Special Servicer, selling or disposing of each Specially Serviced Mortgage Loan or REO Property in accordance with Section 3.10;

(xvi) as a Special Servicer, managing and operating each REO Property in accordance with Section 3.11;

(xvii) as the Master Servicer or a Special Servicer, as applicable, administering any proposals for modifications, waivers, amendments or consents with respect to any term of a Mortgage Loan in accordance with Section 3.12;

(xviii) as the Master Servicer, to the extent required by the related Mortgage Loan Documents, determining and notifying each Borrower of the amount of each payment of principal and interest due under the terms of the related Mortgage Loan, including determining and, if applicable, notifying the related Borrower of the interest rate for any floating or adjustable rate Mortgage Loan;

(xix) as the Master Servicer or a Special Servicer, as applicable, with respect to each Mortgage Loan requiring the Borrower to establish and maintain one or more lockbox, cash management or similar accounts, establishing, maintaining and applying the funds deposited in such accounts in accordance with terms of the Mortgage Loan Documents, any lock-box, cash management or similar agreement, and Accepted Servicing Practices;

(xx) as the Master Servicer or a Special Servicer, as applicable, maintaining and drawing on any letter of credit, if any, provided as Additional Collateral for the Mortgage Loan, and making Reasonable Efforts to recover any expenses incurred to enable such draw from the Borrower to the extent Borrower is required to pay such expenses under the terms of the Mortgage Loan;

(xxi) as the Master Servicer, at least ninety (90) days prior to the due date of any balloon payment, sending a notice to the Borrower of such due date (with a copy to Special Servicer) and requesting confirmation that the balloon payment will be paid by such maturity date;

(xxii) as the Master Servicer or a Special Servicer, as applicable, establishing and maintaining an effective OFAC compliance and anti-money laundering program respecting the Borrowers and the Mortgage Loans and coordinating with Owner regarding the filing of suspicious activity reports;

(xxiii) as a Special Servicer, preparing Asset Status Reports and timely delivering such reports to Owner in accordance with Section 3.13; and

(xxiv) as the Master Servicer or a Special Servicer, as applicable, any services that are set forth on Exhibit “E” attached to this Agreement (other than those identified with an “x” as to be performed by Owner) and made a part hereof by reference.

Section 3.02. Escrow Accounts; Collection of Taxes, Assessments and Similar Items.

(a) With respect to the Mortgage Loans described in the Mortgage Loan Schedule, and subject to and as required by the terms of the related Mortgage Loan Documents, the Master Servicer shall establish and maintain one or more Eligible Accounts (each, an “Escrow Account”) into which any or all Escrow Payments shall be deposited promptly after receipt and identification. Escrow Accounts shall be denominated “Escrow Account, Midland Loan Services, a Division of PNC Bank, National Association for the benefit of PennyMac Corp. and Various Borrowers” or in such other manner as the Owner prescribes. The Master Servicer shall notify the Owner in writing of the location and account number of each Escrow Account it establishes and shall notify the Owner prior to any change thereof. Withdrawals of amounts from an Escrow Account may be made, subject to any express provisions to the contrary herein, applicable laws, and to the terms of the related Mortgage Loan Documents governing the use of the Escrow Payments, only: (i) to effect payment of taxes, assessments, insurance premiums, ground rents and other items required or permitted to be paid from escrow; (ii) to refund to the Borrowers any sums determined to be in excess of the amounts required to be deposited therein; (iii) to pay interest, if required under the Mortgage Loan Documents, to the Borrowers on balances in the Escrow Accounts; (iv) to pay to the Master Servicer from time to time any interest or investment income earned on funds deposited therein pursuant to Section 3.04; (v) to apply funds to the indebtedness of the Mortgage Loan in accordance with the terms thereof; (vi) to reimburse the Owner for any Servicing Expense for which Escrow Payments should have been made by the Borrowers, but only from amounts received on the Mortgage Loan which represent late collections of Escrow Payments thereunder; (vii) to withdraw any amount deposited in the Escrow Accounts which was not required to be deposited therein; or (viii) to clear and terminate the Escrow Accounts at the termination of this Agreement.

(b) The Master Servicer shall maintain accurate records with respect to each Mortgaged Property reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto as well as the payment of ground rents with respect to each ground lease (to the extent such information is reasonably available). To the extent that the related Mortgage Loan Documents require Escrow Payments to be made by a Borrower, the Master Servicer shall use Reasonable Efforts to obtain, from time to time, all bills for the payment of such items, and shall effect payment prior to the applicable penalty or termination date, employing for such purpose Escrow Payments paid by the Borrower pursuant to the terms of the Mortgage Loan and deposited in the related Escrow Account by the Master Servicer. Subject to Section 3.05 with respect to the payment of insurance premiums, if a Borrower fails to make any such payment on a timely basis or collections from the Borrower are insufficient to pay any such item when due, the amount of any shortfall shall be paid by the Master Servicer as a Servicing Expense in accordance with Sections 3.03 and 5.02, provided that the Master Servicer has consulted with the Owner regarding the timing for payment of taxes, assessments and other similar items.

Section 3.03. Collection Accounts.

(a) With respect to the Mortgage Loans, the Master Servicer shall establish and maintain one or more Eligible Accounts (each, a “Collection Account”) for the benefit of the Owner for the purposes set forth herein. Collection Accounts shall be denominated “Collection

Account, Midland Loan Services, a Division of PNC Bank, National Association for the benefit of PennyMac Corp.” or in such other manner as the Owner prescribes. The Master Servicer shall deposit into the Collection Accounts within one (1) Business Day after receipt all payments and collections received by it on or after the date hereof with respect to the Mortgage Loans, other than payments and collections with respect to any REO Property (which shall be deposited into the REO Account from amounts withdrawn from the related REO Account pursuant to Section 3.11(a)), Escrow Payments or payments in the nature of Additional Servicing Compensation.

(b) The Master Servicer shall make withdrawals from the Collection Accounts only as follows (the order set forth below not constituting an order of priority for such withdrawals):

(i) to withdraw any amount deposited in the Collection Accounts which was not required to be deposited therein;

(ii) pursuant to Section 5.01, to pay to the Master Servicer or the Special Servicer the Servicing Fee, Special Servicing Fee, Additional Servicing Compensation, Workout Fee and Disposition Fee on each Remittance Date;

(iii) pursuant to Section 5.02, to pay any Servicing Expenses;

(iv) to pay to the Master Servicer from time to time any interest or investment income earned on funds deposited in the Collection Accounts pursuant to Section 3.04;

(v) to remit to the Owner on each Remittance Date, pursuant to wiring instructions from the Owner, all amounts on deposit in the Collection Accounts (that represent good funds) as of the close of business on the Determination Date, net of any withdrawals from the Collection Account pursuant to this Section; and

(vi) to clear and terminate the Collection Accounts upon the termination of this Agreement.

Section 3.04. Permitted Investments.

The Master Servicer may direct any depository institution or trust company in which the Accounts are maintained to invest the funds held therein in one or more Permitted Investments; provided, however, that such funds shall be either (a) immediately available or (b) available in accordance with a schedule which will permit the Master Servicer to meet its payment obligations hereunder. The Master Servicer shall be entitled to all income and gain realized from the investment of funds deposited in the Accounts. The Master Servicer shall deposit from its own funds in the applicable Account the amount of any loss incurred in respect of any such investment of funds immediately upon the realization of such loss. Notwithstanding the foregoing, the Master Servicer shall not direct the investment of funds held in any Escrow Account and retain the income and gain realized therefrom if the related Mortgage Loan Documents or applicable law permits the Borrower to be entitled to the income and gain realized from the investment of funds deposited therein. In such event, the Master Servicer shall direct the depository institution or trust company in which such Escrow Accounts are maintained to invest the funds held therein (1) in accordance with the Borrower’s written investment instructions, if the Mortgage Loan Documents or applicable law require such funds to be invested in accordance with the Borrower’s direction; and (2) in accordance with the Owner’s written investment instructions, if the Mortgage Loan Documents and applicable law do not permit the Borrower to direct the investment of such funds; provided, however, that in either event (i) such funds shall be either (y) immediately available or (z) available in accordance with a schedule which will permit the Master Servicer to meet the payment obligations for which the Escrow Account was established; (ii) the Master Servicer shall have no liability for any loss in investments of such funds that are invested pursuant to such written instructions; and (iii) Master Servicer will not be responsible for paying interest to any Borrower at a rate in excess of a reasonable and customary rate earned on similar accounts. The Master Servicer may maintain the funds in an interest-bearing Eligible Account.

Section 3.05. Maintenance of Insurance Policies.

(a) The Master Servicer shall use Reasonable Efforts to cause the Borrower of each Mortgage Loan to maintain for each Mortgage Loan such insurance as is required to be maintained pursuant to the related Mortgage Loan Documents. If the Borrower fails to maintain such insurance, then the Master Servicer shall notify the Owner of such breach and, to the extent available at commercially reasonable rates and the Owner, as mortgagee, has an insurable interest, cause to be maintained (i) fire and hazard insurance with extended coverage in an amount which is at least equal to the lesser of the current principal balance of such Mortgage Loan and the replacement cost of the improvements which are a part of the related Mortgaged Property and (ii) to the extent that the Mortgaged Property is located in a federally designated special flood hazard area, flood insurance in respect thereof. Such flood insurance shall be in an amount equal to the lesser of (y) the unpaid principal balance of the related Mortgage Loan or (z) the maximum amount of such insurance as is available for the related Mortgaged Property under the National Flood Insurance Act. After notifying the Owner pursuant to the second preceding sentence, the Master Servicer shall take such action as the Owner reasonably requests with respect to the maintenance of any other forms of insurance which are required to be maintained pursuant to the related Mortgage Loan Documents, except to the extent that such insurance is not available at commercially reasonable rates or the Owner, as mortgagee, does not have an insurable interest. The Master Servicer shall, to the extent available at commercially reasonable rates and the Owner, as mortgagee, has an insurable interest, maintain for each REO Property no less insurance coverage than was previously required with respect to the related Mortgaged Property or as may be required at any time by the Owner in writing. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Owner, and shall be in an amount sufficient to avoid the application of any co-insurance clause. The costs of maintaining the insurance policies which the Master Servicer is required to maintain pursuant to this Section shall be paid by the Master Servicer as a Servicing Expense in accordance with Sections 3.03 and 5.02, provided, that the cost of maintaining insurance with respect to each REO Property shall be paid pursuant to Section 3.11.

(b) The Master Servicer may fulfill its obligation to maintain insurance, as provided in Section 3.05(a), through a master force placed insurance policy, the cost of which shall be paid by the Master Servicer as a Servicing Expense in accordance with Sections 3.03 and 5.02, provided that such cost is limited to the incremental cost of such policy allocable to such Mortgaged Property or REO Property (i.e., other than any minimum or standby premium payable for such policy whether or not any Mortgaged Property is then covered thereby, which shall be paid by the Master Servicer). Such master force placed insurance policy may contain a deductible clause, in which case the Master Servicer shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy otherwise complying with the provisions of Section 3.05(a), and there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the related Collection Account from its own funds the amount not otherwise payable under the master force placed insurance policy because of such deductible to the extent that such deductible exceeds the deductible limitation required under the related Mortgage Loan Documents, or, in the absence of such deductible limitation, the deductible limitation which is consistent with Accepted Servicing Practices.

(c) The Master Servicer shall maintain at its own expense a fidelity bond in form and amount that is consistent with Accepted Servicing Practices. In addition, the Master Servicer shall keep in force, at its own expense during the term of this Agreement, a policy or policies of insurance in form and amounts that are consistent with Accepted Servicing Practices, covering loss occasioned by the errors and omissions of the Master Servicer’s officers and employees in connection with its obligations hereunder.

(d) As long as Master Servicer has a corporate rating of “A-” (or such comparable rating), Master Servicer may comply with this Section of the Agreement by purchasing such bond or insurance, by self-insuring for these items or a combination of the above.

Section 3.06. Delivery and Possession of Servicing Files.

On or before the related Servicing Transfer Date, the Owner shall deliver or cause to be delivered to the Master Servicer (a) a Servicing File with respect to each Mortgage Loan; and (b) the amounts, if any, received by the Owner representing Escrow Payments previously made by the Borrowers. The Master Servicer shall promptly acknowledge receipt of the Servicing File and Escrow Payments for the Mortgage Loans and shall promptly deposit such Escrow Payments in the Escrow Accounts established pursuant to this Agreement. The contents of each Servicing File delivered to the Master Servicer shall be held by the Master Servicer for the benefit of the Owner as the owner thereof; the Master Servicer’s possession of the contents of each Servicing File so delivered is for the sole purpose of servicing the related Mortgage Loan; and such possession by the Master Servicer shall be in a custodial capacity only. The Master Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Owner, and upon request of the Owner, the Master Servicer shall deliver to the Owner the Servicing File or a copy of any document contained therein; provided, however, that if the Master Servicer is unable to perform its Loan Servicing obligations with respect to the related Mortgage Loan after any such release or delivery of the Servicing File, then the Master Servicer shall not be liable to the Owner or any third party while the related Servicing File is not in the Master Servicer’s possession for any inability of the Master Servicer to perform any such obligation hereunder and Master Servicer may terminate this Agreement with respect to such Mortgage Loan immediately upon written notice to the Owner.

Section 3.07. Inspections.

For a Property Inspection Fee, the Master Servicer or the Special Servicer, as applicable, shall perform a physical inspection in accordance with Accepted Servicing Practices of each Mortgaged Property or REO Property if the Owner requests such an inspection in writing. The Master Servicer shall prepare a written report of each such inspection and shall promptly deliver a copy of such report to the Owner. Property Inspection Fee shall be paid as a Servicing Expense in accordance with Sections 3.03 and 5.02.

Section 3.08. “Due-on-Sale” Clauses; Assumption Agreements.

When any Borrower proposes to convey or encumber all or any portion of its interests in a Mortgaged Property, or if such conveyance or encumbrance has actually occurred, to the extent that the Master Servicer has actual knowledge of such conveyance or encumbrance, the Master Servicer shall immediately give notice thereof to the Owner and take such related actions as the Owner reasonably directs, including (a) waiving or enforcing any due-on-sale clause or due-on-encumbrance clause contained in the related Mortgage Loan Documents, to the extent permitted under the terms of the related Mortgage Loan Documents, Freddie Mac Guide, and applicable law, (b) taking or entering into an assumption or substitution agreement from or with the Person to whom such Mortgaged Property has been or shall be conveyed, and (c) releasing the original Borrower from liability upon the related Mortgage Loan and substituting the new Borrower as the obligor thereon.

To the extent the Master Servicer is engaged by the Owner to perform analysis, processing and administrative functions in connection with any request by a Borrower to waive any such due-on-sale clause or due-on-encumbrance clause and/or to enter into any such assumption or substitution agreement, the Master Servicer may, as a condition to granting any such request require (to the extent permitted by applicable law) that such Borrower pay to it, as Additional Servicing Compensation, a reasonable and customary fee consistent with Accepted Servicing Practices in connection with such request, together with any related costs and expenses incurred by the Master Servicer; provided, however, that in the event that the Borrower fails or is unable to pay any such costs and expenses, or the Owner directs the Master Servicer to waive any requirement that the Borrower pay any such fees, costs or expenses, the same shall be paid by the Master Servicer as a Servicing Expense in accordance with Sections 3.03 and 5.02.

Section 3.09. Realization Upon Mortgaged Properties.

(a) Upon the failure of any Borrower to make any required payment of principal, interest or other amounts due under a Mortgage Loan, or otherwise to perform fully any material obligations under any of the related Mortgage Loan Documents, in either case within any applicable grace period, the Master Servicer shall, upon discovery of such failure, promptly notify the Owner in writing. As directed in writing by the Owner in each instance, the Master Servicer or the Special Servicer shall issue notices of default, declare events of default, declare due the entire outstanding principal balance, and otherwise take all reasonable actions under the related Mortgage Loan in preparation for the Owner to realize upon the underlying collateral, including the Mortgage Property and the Additional Collateral. With respect to any Specially Serviced Mortgage Loan, the Special Servicer shall, as permitted under the provisions of the related Mortgage Loan Documents, and subject to the Owner’s prior written consent, foreclose upon or otherwise comparably convert the ownership of the related Mortgaged Property. In connection with such foreclosure or other conversion, the Special Servicer shall, subject to the consent or direction of the Owner, follow such practices and procedures as it shall deem necessary or advisable and as shall be consistent with Accepted Servicing Practices. All costs and expenses incurred by the Special Servicer in any such proceedings shall be paid by the Master Servicer as a Servicing Expense in accordance with Sections 3.03 and 5.02. Master Servicer or the Special Servicer, as applicable, shall consult with Owner regarding the selection and retention of legal counsel.

(b) If title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Owner or its nominee, but in no event shall such deed or certificate be taken in the name of the Master Servicer or the Special Servicer. Notwithstanding any such acquisition of title and cancellation of the related Mortgage Loan, such Mortgage Loan shall be considered to be an REO Mortgage Loan held by the Owner until such time as the related REO Property shall be sold, transferred or conveyed by the Owner. Consistent with the foregoing, for purposes of all calculations hereunder, so long as such REO Mortgage Loan shall be considered to be an outstanding Mortgage Loan, payments and collections with respect to the related REO Property received in any month (net of related expenses) shall be applied to amounts which would have been payable under the related Note in accordance with the terms of such Note.

(c) Except as otherwise provided in written instructions delivered to the Master Servicer or the Special Servicer by the Owner, the Master Servicer or the Special Servicer shall not obtain title to any Mortgaged Property as a result or in lieu of foreclosure or otherwise, and shall not otherwise acquire possession of, or take other action with respect to, any Mortgaged Property, if, as a result of any such action, the Owner would be considered to hold title to, to be a “mortgagee-in-possession” of, or to be an “owner” or “operator” of such Mortgaged Property within the meaning of any Environmental Law, or a “discharger” or “responsible party” thereunder, unless the Master Servicer or the Special Servicer has also previously determined, based on a report prepared by a Person who regularly conducts environmental site assessments, that:

(i) such Mortgaged Property is in compliance with applicable Environmental Laws or, if not, that taking such actions as are necessary to bring such Mortgaged Property into compliance therewith is reasonably likely to produce a greater recovery on a present value basis than not taking such actions; and

(ii) there are no circumstances present on such Mortgaged Property relating to the use, management or disposal of any hazardous materials for which investigation, testing, monitoring, containment, clean-up or remediation could be required under any applicable Environmental Law, or that, if any such hazardous materials are present for which such action could be required, taking such actions with respect to the affected Mortgaged Property is reasonably likely to produce a greater recovery on a present value basis than not taking such actions.

If the Master Servicer or the Special Servicer, as applicable, has so determined based on satisfaction of the criteria in clauses (i) and (ii) above that it would be in the best economic interest of the Owner to take any such actions, the Master Servicer or the Special Servicer, as applicable, shall notify the Owner of such proposed action. The Master Servicer or the Special Servicer, as applicable, shall take such action only if authorized by the Owner in writing. The costs of any such compliance, containment, clean-up or remediation shall be paid by the Master Servicer as a Servicing Expense in accordance with Sections 3.03 and 5.02.

If the environmental assessment first obtained by the Master Servicer or the Special Servicer with respect to a Mortgaged Property indicates that such Mortgaged Property may not be in compliance with applicable Environmental Laws but does not definitively establish such fact, the Master Servicer or the Special Servicer, subject to the Owner’s prior written consent, shall cause such further environmental assessments to be conducted.

(d) The environmental site assessments contemplated by Section 3.09(c) shall be prepared by any Person who is recommended by the Master Servicer or the Special Servicer and approved in writing by the Owner or such other Person as directed in writing by the Owner, which Person shall be a qualified independent person (the precise scope and timing to be mutually agreed upon by the Owner and the Master Servicer or the Special Servicer). The report of the environmental assessment shall be delivered to the Owner, with a copy to the Master Servicer or the Special Servicer, and shall include an estimate of the cost to investigate and remediate the Mortgage Property and environmental hazard, or to otherwise address any noncompliance with applicable Environmental Laws or health and safety law and regulations or environmental condition (such as the presence of asbestos-containing materials). The Master Servicer, the Special Servicer or its agent shall provide a separate recommendation to the Owner as to whether it is advisable for the Owner or any REO Subsidiary to take title or otherwise become in possession of, assume the operation of (including appointment of a receiver) or take any other action with respect to the Mortgaged Property given the conclusions and information set forth in such environmental assessment report taking into account unique property features or characteristics. Such recommendations should identify the factual and legal basis for the recommendations and the applicable provisions of the Environmental Laws, the health and safety laws and regulations and other authorities relevant thereto, including a description of any reasonable steps required to avoid or minimize the potential of environmental liability regarding the environmental conditions on the Mortgaged Property in the event the Owner comes into possession, ownership or operation of the Mortgaged Property. The cost of preparation of any environmental assessment shall be paid by the Master Servicer as a Servicing Expense in accordance with Sections 3.03 and 5.02. If the Master Servicer or the Special Servicer determines, pursuant to Section 3.09(c), that taking such actions as are necessary to bring any Mortgaged Property into compliance with applicable Environmental Laws, or taking such actions with respect to the containment, clean-up, removal or remediation of hazardous substances, hazardous materials, hazardous wastes, or petroleum-based materials affecting any such Mortgaged Property, is not reasonably likely to produce a greater recovery on a present value basis than not taking such actions, then the Master Servicer or the Special Servicer shall take such action as directed in writing by the Owner, including, without limitation, releasing the lien of the related Mortgage with respect to the affected Mortgaged Property.

Section 3.10. Sale of Specially Serviced Mortgage Loans and REO Properties.

(a) With respect to any Specially Serviced Mortgage Loan or REO Property, when and if directed in writing by the Owner, the Special Servicer shall use Reasonable Efforts to sell to any Person such Specially Serviced Mortgage Loan, REO Property or Additional Collateral on commercially reasonable terms which are consistent with Accepted Servicing Practices; provided, however, that any such sale must be approved in writing by the Owner.

(b) Subject to Sections 3.10(a), the Special Servicer shall act on behalf of the Owner in negotiating and taking any such action necessary or appropriate in connection with the sale of any Specially Serviced Mortgage Loan, REO Property or Additional Collateral, including the collection of all amounts payable in connection therewith. The Net Liquidation Proceeds (after deduction of the Disposition Fee) shall be promptly remitted within one (1) Business Day after receipt by the Special Servicer to the Master Servicer for deposit by the Master Servicer in the related Collection Account.

Section 3.11. Management of REO Property.

(a) Upon the acquisition by the Owner of any REO Property, the Special Servicer shall have full power and authority, subject to the specific requirements and prohibitions of this Agreement, to do or authorize to be done any and all things in connection therewith as are consistent with Accepted Servicing Practices, all on terms and for such period as the Special Servicer deems to be in the best economic interest of the Owner. The Special Servicer shall segregate and hold all revenues received by it with respect to any REO Property separate and apart from its own funds and general assets and shall establish and maintain with respect to any REO Property one or more Eligible Accounts (each, an “REO Account”) for the purposes set forth herein. REO Accounts shall be denominated “REO Account, Midland Loan Services, a Division of PNC Bank, National Association for the benefit of PennyMac Corp.” or in such other manner as the Owner prescribes. Pursuant to Section 3.04, the Special Servicer may invest the funds in the REO Account and shall be entitled to any interest or investment income earned on such funds. In connection therewith, the Special Servicer shall deposit or cause to be deposited in the REO Account on a daily basis within one (1) Business Day after receipt all revenues received by it with respect to any REO Property (except for any Net Liquidation Proceeds), and shall withdraw therefrom funds necessary for the proper maintenance, leasing, operation, management and sale of any REO Property, including:

(i) all insurance premiums due and payable in respect of such REO Property;

(ii) all taxes and assessments in respect of such REO Property that could result or have resulted in the imposition of a lien thereon;

(iii) all ground rental payments, if applicable, with respect to such REO Property; and

(iv) all costs and expenses necessary to maintain, lease, operate, manage and sell such REO Property, including the management fee payable to the property manager engaged by Master Servicer pursuant to Section 3.11(b).

To the extent that amounts on deposit in any REO Account are insufficient for the purposes set forth above, the Master Servicer shall pay the amount of such shortfall as a Servicing Expense in accordance with Sections 3.03 and 5.02. The Master Servicer shall withdraw from each REO Account and deposit into the related Collection Account on a monthly basis on or prior to the related Remittance Date the income, net of expenses, received or collected from each REO Property; provided, however, that the Special Servicer may retain in each REO Account funds sufficient for the payment of the items set forth in clauses (i) through (iv) above, including, without limitation, the creation of reasonable reserves for repairs, replacements, and necessary capital improvements and other related expenses.

(b) The Special Servicer may contract with any Person as a property manager for the operation and management of any REO Property; provided, however, that:

(i) the terms and conditions of any such contract shall not be inconsistent herewith and the Owner has provided its written consent (which shall not be unreasonably withheld) with respect to such property manager; and

(ii) none of the provisions of this Section relating to any such contract or to actions taken through any such Person shall be deemed to relieve the Special Servicer of any of its duties and obligations to the Owner with respect to the operation and management of such REO Property.

Section 3.12. Modifications, Waivers, Amendments and Consents.

(a) When any Borrower proposes any modification, waiver or amendment of any term of any Mortgage Loan or requests any consents related thereto, the Master Servicer or the Special Servicer shall immediately give notice thereof to the Owner and take such related actions as the Owner reasonably directs, except with respect to any Borrower proposal or request which involves any required payment from the Borrower in the nature of Additional Servicing Compensation to which the Master Servicer is properly entitled. All modifications, waivers or amendments of any Mortgage Loan or consents related thereto shall be in writing.

(b) To the extent the Master Servicer or the Special Servicer is engaged by the Owner to perform analysis, processing and administrative functions in connection with any request by a Borrower for any consent, modification, waiver or amendment, the Master Servicer or the Special Servicer may, as a condition to granting any such request require (to the extent permitted by applicable law) that such Borrower pay to it, as Additional Servicing Compensation, a reasonable and customary fee consistent with Accepted Servicing Practices in connection with such request, together with any related costs and expenses incurred by the Master Servicer or the Special Servicer; provided, however, that in the event that the Borrower fails or is unable to pay any such costs and expenses, or the Owner directs the Master Servicer or the Special Servicer to waive any requirement that the Borrower pay any such fees, costs or expenses, the same shall be paid by the Master Servicer as a Servicing Expense in accordance with Sections 3.03 and 5.02.

Section 3.13. Transfers of Servicing Between Master Servicer and the Special Servicer.

(a) Upon determining that a Mortgage Loan has become a Specially Serviced Mortgage Loan, the Master Servicer shall promptly give notice thereof to the Owner, and if the

Master Servicer is not also the Special Servicer, the Master Servicer shall (i) also promptly give notice to the Special Servicer; (ii) deliver the Servicing File to the Special Servicer and use its Reasonable Efforts to provide the Special Servicer with all information, documents (or copies thereof) and records (including records stored electronically on computer tapes, magnetic discs and the like) relating to such Mortgage Loan and reasonably requested by the Special Servicer to enable the Special Servicer to assume its functions. The Master Servicer shall use its best reasonable efforts to comply with this Section 3.13(a) within five (5) Business Days of the Mortgage Loan becoming a Specially Serviced Mortgage Loan.

(b) Upon determining that a Specially Serviced Mortgage Loan has become a Corrected Mortgage Loan, and if the Master Servicer is not also the Special Servicer, the Special Servicer shall immediately give notice thereof to the Master Servicer and the Owner and shall return the Servicing File within five (5) Business Days to the Master Servicer. Upon giving such notice and returning such Servicing File to the Master Servicer, Special Servicer’s obligation to service such Mortgage Loan and Special Servicer’s right to receive the Special Servicing Fee with respect to such Mortgage Loan, shall terminate (provided, however, that such termination shall be without prejudice to any rights to the payment of Special Servicing Fees or other compensation due under the terms of this Agreement through and including the date of such termination) and the obligations of the Master Servicer to service and administer such Mortgage Loan shall resume.

(c) In servicing any Specially Serviced Mortgage Loan, if the Special Servicer is not also the Master Servicer, the Special Servicer shall provide to the Master Servicer for inclusion in the Servicing File copies of any additional Mortgage Loan Documents and Mortgage Loan information, including but not limited to correspondence with the Borrower, complaints and responses, loss mitigation applications, modification agreements, assumption applications and agreements, appraisals, brokers’ opinions of value, and litigation files generated while the Mortgage Loan is a Specially Serviced Mortgage Loan.

Section 3.14. Preparation of Asset Status Reports.

(a) No later than sixty (60) days after a Mortgage Loan becomes a Specially Serviced Mortgage Loan or a borrower seeks approval of a material action requiring Owner approval, the Special Servicer shall deliver in electronic format a report (the “Asset Status Report”) with respect to such Mortgage Loan and the related Mortgaged Property to the Owner with a copy to the Master Servicer if the Special Servicer is not also the Master Servicer. Such Asset Status Report shall set forth the following information to the extent reasonably determinable based on the information in the Special Servicer’s possession:

(i) A summary of the borrower request with respect to a non-Specially Serviced Loan and the Special Servicer’s recommendations with respect to such request;

(ii) A summary of the status of the applicable Specially Serviced Mortgage Loan and any negotiations with the related Borrower, including:

(A) a discussion of the legal and environmental considerations reasonably known to the Special Servicer that are applicable to the exercise of

Owner’s remedies and to the enforcement of any related guaranties or other collateral for the related Mortgage Loan and whether outside legal counsel needs to be or has been retained;

(B) the most current rent roll and income or operating statement available for the related Mortgaged Property;

(C) the Special Servicer’s recommendations on how such Specially Serviced Mortgage Loan might be returned to performing status and returned to the Master Servicer for regular servicing or otherwise realized upon;

(D) a copy of the last obtained appraisal of the Mortgaged Property and the most recent brokers’ opinion of value; and

(E) such other information as the Special Servicer deems relevant in light of Accepted Servicing Practices.

(b) Prior to taking any action with respect to a Specially Serviced Mortgage Loan, Special Servicer shall obtain the Owner’s approval of the related Asset Status Report. No direction or disapproval of the Owner hereunder or failure of the Owner to consent to or approve (including any deemed consents or approvals) any request of the Special Servicer, shall (i) require or cause the Special Servicer to violate the terms of a Specially Serviced Mortgage Loan, applicable law or any provision of this Agreement, including the Special Servicer’s obligation to act in accordance with the Accepted Servicing Practices, or (ii) expose the Special Servicer or their respective officers, directors, members, employees or agents to any claim, suit or liability or (iii) materially expand the scope of the Special Servicer’s responsibilities under this Agreement. Notwithstanding the foregoing, if Special Servicer has made commercially reasonable efforts to contact the Owner for such approval and determines in accordance with Accepted Servicing Practices that emergency action is necessary to protect the Mortgaged Property or the interests of the Owner, or that a failure to take any such action at such time would be inconsistent with Accepted Servicing Practices, Special Servicer shall take the recommended actions with respect to the Mortgaged Property before Owner provides such approval; provided; however, that the Master Servicer or the Special Servicer shall not be obligated to make any advance.

ARTICLE IV.

STATEMENTS AND REPORTS

Section 4.01. Reporting by the Master Servicer.

(a) Master Servicer shall prepare and/or provide the statements, reports and/or information listed on Exhibit “B” hereto to Owner or such other Person designated by Owner and on such date as indicated thereon. On the Remittance Date, the Master Servicer shall also prepare and/or provide a remittance report in a form reasonably agreed upon by the parties hereto. The delivery by the Master Servicer to the Owner of such remittance report shall be deemed to be an acknowledgment by the parties hereto that, as of the related Determination Date, the Mortgage Loans listed on such report are the Mortgage Loans being serviced by the Master Servicer pursuant to this Agreement.

(b) Midland will provide the Owner with immediate online Internet website access to Portfolio Investor Insight®, subject to such reasonable policies, procedures and limitations as the parties may agree upon from time to time.

(c) Unless otherwise specifically stated herein, if the Master Servicer is required to deliver any statement, report or information under any provisions of this Agreement, the Master Servicer may satisfy such obligation by (x) physically delivering a paper copy of such statement, report or information, (y) delivering such statement, report or information in a commonly used electronic format, or (z) making such statement, report or information available on the Master Servicer’s Internet website, unless this Agreement expressly specifies a particular method of delivery.

ARTICLE V.

SERVICER’S COMPENSATION AND EXPENSES

Section 5.01. Servicing Compensation.

As consideration for servicing the Mortgage Loans subject to this Agreement, the Master Servicer shall be entitled to a Servicing Fee for each Mortgage Loan remaining subject to this Agreement during any calendar month or part thereof. Such Servicing Fee shall be payable monthly on the Remittance Date and shall be computed on the basis of the number of Mortgage Loans serviced during the calendar month as more specifically set forth in Exhibit “C.” The Master Servicer may pay itself the Servicing Fee on each Remittance Date from amounts on deposit in the related Collection Account.

As further compensation for its activities hereunder, the Master Servicer, or the Special Servicer, as applicable, shall be entitled to retain any interest or investment income earned on funds deposited in the Accounts to the extent permitted hereunder and by the Mortgage Documents, subject to any loss payable by the Master Servicer or the Special Servicer, as applicable, pursuant to Section 3.04 and to any other amount or collections received by it which are in the nature of Additional Servicing Compensation. For Reserve Administration Fee, the relevant Borrower shall pay such fees to the Master Servicer or Special Servicer, as applicable, at the time of the draw. If the relevant Borrower fails to pay such fees, Owner shall pay such fees to the Master Servicer or the Special Servicer, as applicable.

As compensation for its special servicing activities hereunder, the Special Servicer shall be entitled to the Special Servicing Fee for each Specially Serviced Mortgage Loan or REO Property remaining subject to this Agreement during any calendar month or part thereof. Such Special Servicing Fee shall be payable monthly on the Remittance Date and shall be computed on the basis of the same outstanding principal balance and for the period with respect to which any related interest payment on the related Mortgage Loan is computed. The Master Servicer may pay itself or such other Special Servicer the Special Servicing Fee on each Remittance Date from amounts on deposit in the related Collection Account.

In addition to the other servicing compensation provided for in this Agreement, and not in lieu thereof, the Special Servicer shall be entitled to (a) the Disposition Fee, which shall be payable out of Net Proceeds prior to the deposit of Net Proceeds into the Collection Account in the event of a transfer, sale, foreclosure, a deed in lieu of foreclosure or other liquidation of a Specially Serviced Mortgage Loan or REO Property and (b) the Workout Fee, which shall be payable from amounts on deposit in the related Collection Account in the event of the curing of any monetary event of default under any Mortgage Loan through modification, assumption, restructure or work-out of such Mortgage Loan (if such modification, assumption, restructure or work-out is effected by the Special Servicer). If the Master Servicer is terminated, it shall retain the right to receive any and all Disposition Fees otherwise payable to it with respect to any Mortgage Loan or REO Property, as applicable, that (A) became a Corrected Mortgage Loan during the period that Master Servicer acted as such and that was a Corrected Mortgage Loan at the time of such termination, (B) becomes a Corrected Mortgage Loan subsequent to the time of such termination if Master Servicer resolved the circumstances and/or conditions (including by way of a modification of such Mortgage Loan) which caused such Mortgage Loan to become a Specially Serviced Mortgage Loan but such Mortgage Loan had not, when the Master Servicer was terminated, become a Corrected Mortgage Loan because the related Borrower had not then made three (3) consecutive monthly debt service payments (but the related Borrower then makes those three (3) monthly debt service payments, and such Mortgage Loan subsequently becomes a Corrected Mortgage Loan as a result of the Borrower making those three (3) monthly debt service payments); (C) the Master Servicer has identified a buyer or transferee of a Mortgage Loan or REO Property and a sale of such Mortgage Loan or REO Property to such buyer or transferee, an Affiliate or related party is closed within six (6) months of termination or resignation of the Master Servicer; or (D) notice of a judicial or non-judicial sale has been provided to the Borrower and the Mortgaged Property is sold to a third-party purchaser at a judicial or non-judicial sale.

To the extent that amounts on deposit in the Collection Account are insufficient for the payment of the Servicing Fee, Special Servicing Fee or Workout Fee, the Owner shall pay any such shortfall to the Master Servicer or the Special Servicer, as applicable, within ten (10) Business Days after the Owner’s receipt of an itemized invoice therefor.

The Master Servicer or the Special Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder, such as costs for office space, office equipment, supplies and related expenses, employee salaries and related expenses and similar internal costs, overhead and expenses, and shall not be entitled to reimbursement thereof except as specifically provided for herein. Owner shall not be obligated to pay any Servicing Fee, Additional Servicing Compensation, or Special Servicing Fee, unless the amount of such fee or basis for calculation of such fee is specifically set forth in this Agreement as amended from time to time.

Section 5.02. Servicing Expenses.

Notwithstanding any other provision hereof, the Master Servicer or the Special Servicer shall obtain the written approval of the Owner prior to incurring any Servicing Expense that is over $5,000.00 per item, except for any Servicing Expense which is (a) incurred by the Master Servicer or the Special Servicer pursuant to Sections 3.02(b) or 3.05 or (b) made for any purposes other than those described in item (a) above, and is not over $25,000.00 and is made in an emergency situation to preserve and protect the Mortgaged Property or the safety of the public in connection with such Mortgaged Property.

The Master Servicer or the Special Servicer shall not advance its own funds for the payment of any Servicing Expenses. The Master Servicer may cause any Servicing Expenses to be paid directly from the related Collection Account. In the event that there are insufficient funds in the related Collection Account to permit the payment of Servicing Expenses, the Owner shall deposit the necessary funds in the related Collection Account or promptly and directly pay for all such Servicing Expenses. If the Master Servicer has provided written notice of such Servicing Expenses to the Owner, and funds are subsequently deposited into the related Collection Account from sources other than the Owner, the Master Servicer may pay such expenses from the related Collection Account, in which event the Master Servicer shall promptly notify the Owner of such payment. If there are insufficient funds on deposit in the related Collection Account and Owner does not deposit the necessary funds into the related Collection Account or promptly and directly pay for such Servicing Expense, Master Servicer shall have no obligation to pay such Servicing Expense.

ARTICLE VI.

THE MASTER SERVICER AND THE OWNER

Section 6.01. Master Servicer Not to Assign; Merger or Consolidation of the Master Servicer.

(a) Except as otherwise provided for in this Section or in Section 2.02, the Master Servicer may not assign this Agreement or any of its rights, powers, duties or obligations hereunder without the written consent of the Owner; provided, however, that the Master Servicer may assign this Agreement to a Qualified Affiliate without the written consent of the Owner.

(b) The Master Servicer may be merged or consolidated with or into any Person, or transfer all or substantially all of its assets to any Person, in which case any Person resulting from any merger or consolidation to which it shall be a party, or any Person succeeding to its business, shall be the successor of the Master Servicer hereunder, and shall be deemed to have assumed all of the liabilities of the Master Servicer hereunder. Following notice of such merger or consolidation, Owner may terminate this Agreement without cause upon thirty (30) days’ written notice to the Master Servicer and without the payment of any Deconversion Fee if such notice is given within sixty (60) days of receiving such notice of merger or consolidation; provided, however, that Master Servicer shall be entitled to the pro rata share of minimum annual Servicing Fee set forth on Exhibit “C” for the period during which it services the Mortgage Loans under this Agreement. For the avoidance of doubt, to the extent the Owner has paid a portion of minimum annual Servicing Fee before such termination, the Owner would only owe the remaining amount to reach the pro rata share of the minimum annual Servicing Fee.

Section 6.02. Liability and Indemnification of the Master Servicer and the Owner.

(a) Neither the Master Servicer nor its Affiliates nor any of the directors, officers, employees or agents thereof shall be under any liability to the Owner or any third party for taking or refraining from taking any action, using its reasonable judgment pursuant to or in connection with this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Master Servicer or any such Person against any liability which would otherwise be imposed on the Master Servicer or any such Person by reason of the Master Servicer’s willful misfeasance, bad faith or negligence (except to the extent such liability is related to the Master Servicer’s performance of Special Services, in which event a gross negligence standard shall apply) in the performance of its duties hereunder. The Master Servicer and any director, officer, employee or agent thereof may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder.

(b) The Master Servicer and any director, officer, employee or agent thereof shall be indemnified and held harmless by the Owner against any loss, liability or expense incurred, including reasonable attorneys’ fees, in connection with any claim, legal action, investigation or proceeding relating to this Agreement, the Master Servicer’s performance hereunder, or any specific action which the Owner authorized or requested the Master Servicer to perform pursuant to this Agreement, as such are incurred, except for any loss, liability or expense incurred by reason of the Master Servicer’s willful misfeasance, bad faith, negligence (except to the extent such loss, liability or expense is related to the Master Servicer’s performance of Special Services, in which event a gross negligence standard shall apply) or breach of the Master Servicer’s representations and warranties set forth in Section 7.01. Notwithstanding the exception set forth in the preceding sentence, in the event that the Master Servicer sustains any loss, liability or expense by reason of such exception and which results from any overcharges to Borrowers under the Mortgage Loans, to the extent that such overcharges were collected by the Master Servicer and remitted to the Owner, the Owner shall promptly remit such overcharge to the related Borrower after the Owner’s receipt of written notice from the Master Servicer regarding such overcharge.

(c) The Owner and any director, officer, employee or agent thereof shall be indemnified and held harmless by the Master Servicer or the Special Servicer, as applicable, against any loss, liability or expense incurred, including reasonable attorneys’ fees, by reason of (i) the Master Servicer’s or Special Servicer’s willful misfeasance, bad faith or negligence (except to the extent such loss, liability or expense is related to the Master Servicer’s or Special Servicer’s performance of Special Services, in which event a gross negligence standard shall apply) in the performance of its duties hereunder or (ii) a breach of the Master Servicer’s representations and warranties set forth in Section 7.01.

(d) IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, EXEMPLARY, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES TO THE OTHER PARTY ARISING FROM THIS AGREEMENT, INCLUDING DAMAGES OR COSTS INCURRED AS A RESULT OF LOSSES OF DATA, TIME, SAVINGS, PROPERTY, PROFITS OR GOODWILL, EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SUCH DAMAGES, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED OR REMEDIES ARE SOUGHT IN CONTRACT, NEGLIGENCE, EQUITY, STRICT LIABILITY, TORT, PRODUCTS LIABILITY OR OTHERWISE. NOTWITHSTANDING ANY OTHER PROVISION HEREIN TO THE CONTRARY, THE LIABILITY OF MIDLAND UNDER THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE AMOUNT OF THE SERVICING FEES RECEIVED BY MIDLAND HEREUNDER DURING THE TWELVE (12) MONTH PERIOD PRECEDING THE ACTION GIVING RISE TO ANY CLAIM.

The provisions of this Section shall survive any termination of the rights and obligations of the Master Servicer hereunder.

ARTICLE VII.

REPRESENTATIONS AND WARRANTIES; DEFAULT

Section 7.01. Representations and Warranties.

(a) Midland, as the Master Servicer and a Special Servicer, hereby makes the following representations and warranties to the Owner:

(i) Due Organization, Qualification and Authority. Midland is a division of a national bank association duly organized, validly existing and in good standing under the laws of the United States of America, and has and shall maintain all requisite licenses to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its duties and obligations under this Agreement in accordance with the terms of this Agreement; Midland has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; Midland has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; this Agreement constitutes the valid, legal, binding obligation of Midland, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(ii) No Conflicts. Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement by Midland (1) conflicts with or results in a breach of any of the terms, conditions or provisions of Midland’s organizational documents; (2) conflicts with or results in a breach of any agreement or instrument to which Midland is now a party or by which it (or any of its properties) is bound, or constitutes a default or results in an acceleration under any of the foregoing if compliance therewith is necessary (A) to ensure the enforceability of any Mortgage Loan, or (B) for Midland to perform its obligations under this Agreement in accordance with the terms hereof; (3) conflicts with or results in a breach of any legal restriction if compliance therewith is necessary (A) to ensure the enforceability of any Mortgage Loan, or (B) for Midland to perform its obligations under this Agreement in accordance with the terms hereof; (4) results in the violation of any law, rule, regulation, order, judgment or decree to which Midland is subject if compliance therewith is necessary (A) to ensure the enforceability of any Mortgage Loan, or (B) for Midland to perform its obligations under this Agreement in accordance with the terms hereof; or (5) results in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or materially impairs the ability of (A) the Owner to realize on the Mortgage Loans, or (B) Midland to perform its obligations hereunder;

(iii) No Litigation Pending. There is no action, suit, or proceeding pending or to Midland’s knowledge threatened against Midland, which, either in any one instance or in the aggregate, would draw into question the validity of this Agreement or the Mortgage Loans, or would be likely to impair materially the ability of Midland to perform its duties and obligations under the terms of this Agreement;

(iv) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over Midland is required for (A) Midland’s execution and delivery of, this Agreement, or (B) the consummation of the transactions contemplated by this Agreement, or, to the extent required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that Midland may not be duly qualified to transact business or licensed in one or more states if such qualification or licensing is not necessary (1) to ensure the enforceability of any Mortgage Loan, or (2) for Midland to perform its obligations under this Agreement in accordance with the terms hereof.

(b) PennyMac Loan Servicer, as a Special Servicer, hereby makes the following representations and warranties to the Owner:

(i) Due Organization, Qualification and Authority. PennyMac Loan Servicer is a Delaware limited liability company duly organized, validly existing and in good standing under the laws of the United States of America, and has and shall maintain all requisite licenses to the extent necessary to ensure the enforceability of each Mortgage Loan and to perform its duties and obligations under this Agreement in accordance with the terms of this Agreement; PennyMac Loan Servicer has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; PennyMac Loan Servicer has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; this Agreement constitutes the valid, legal, binding obligation of PennyMac Loan Servicer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law);

(ii) No Conflicts. Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement by PennyMac Loan Servicer (1) conflicts with or results in a breach of any of the terms, conditions or provisions of PennyMac Loan Servicer’s organizational documents; (2) conflicts with or results in a breach of any agreement or instrument to which PennyMac Loan Servicer is now a party or by which it (or any of its properties) is bound, or constitutes a default or results in an acceleration under any of the foregoing if compliance therewith is necessary (A) to ensure the enforceability of any Mortgage Loan, or (B) for PennyMac Loan Servicer to perform its obligations under this Agreement in accordance with the terms hereof; (3) conflicts with or results in a breach of any legal restriction if compliance therewith is necessary (A) to ensure the enforceability of any Mortgage Loan, or (B) for PennyMac Loan Servicer to perform its obligations under this Agreement in accordance with the terms hereof; (4) results in the violation of any law, rule, regulation, order, judgment or decree to which PennyMac Loan Servicer is subject if compliance therewith is necessary (A) to ensure the enforceability of any Mortgage Loan, or (B) for PennyMac Loan Servicer to perform its obligations under this Agreement in accordance with the terms hereof; or (5) results in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or materially impairs the ability of (A) the Owner to realize on the Mortgage Loans, or (B) PennyMac Loan Servicer to perform its obligations hereunder;

(iii) No Litigation Pending. There is no action, suit, or proceeding pending or to PennyMac Loan Servicer’s knowledge threatened against PennyMac Loan Servicer, which, either in any one instance or in the aggregate, would draw into question the validity of this Agreement or the Mortgage Loans, or would be likely to impair materially the ability of Midland to perform its duties and obligations under the terms of this Agreement;

(iv) No Consent Required. No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over PennyMac Loan Servicer is required for (A) PennyMac Loan Servicer’s execution and delivery of, this Agreement, or (B) the consummation of the transactions contemplated by this Agreement, or, to the extent required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable), except that PennyMac Loan Servicer may not be duly qualified to transact business or licensed in one or more states if such qualification or licensing is not necessary (1) to ensure the enforceability of any Mortgage Loan, or (2) for PennyMac Loan Servicer to perform its obligations under this Agreement in accordance with the terms hereof.

(v) Non-Exempt Person. PennyMac Loan Servicer is not a Non-Exempt Person.

(vi) Anti-Money Laundering/International Trade Law Compliance. As of the date of this Agreement, each Remittance Date or payment date under Section 3.02 or Section 3.03, and at all times until the Agreement has been terminated and all amounts hereunder have been paid in full, that: (A) no Covered Entity (1) is a Sanctioned Person; (2) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (3) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (4) engages in any dealings or transactions prohibited by any Anti-Terrorism Law; (B) the proceeds of this Agreement will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law; (C) the funds used to pay the Master Servicer are not derived from any unlawful activity; and (D) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Laws, including but not limited to any Anti-Terrorism Laws. PennyMac Loan Servicer covenants and agrees that it shall immediately notify the Master Servicer in writing upon the occurrence of a Reportable Compliance Event.

(c) The Owner hereby makes the following representations and warranties to the Master Servicer and each of the Special Servicers:

(i) Due Authority. The Owner has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the Owner has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; the Owner is the owner and the holder of the Mortgage Loans and has the right to authorize the Master Servicer to perform the actions contemplated herein; this Agreement constitutes the valid, legal, binding obligation of the Owner, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(ii) Non-Exempt Person. The Owner is not a Non-Exempt Person.

(iii) Anti-Money Laundering/International Trade Law Compliance. As of the date of this Agreement, each Remittance Date or payment date under Section 3.02 or Section 3.03, and at all times until the Agreement has been terminated and all amounts hereunder have been paid in full, that: (A) no Covered Entity (1) is a Sanctioned Person; (2) has any of its assets in a Sanctioned Country or in the possession, custody or control of a Sanctioned Person in violation of any Anti-Terrorism Law; (3) does business in or with, or derives any of its income from investments in or transactions with, any Sanctioned Country or Sanctioned Person in violation of any Anti-Terrorism Law; or (4) engages in any dealings or transactions prohibited by any Anti-Terrorism Law; (B) the proceeds of this Agreement will not be used to fund any operations in, finance any investments or activities in, or, make any payments to, a Sanctioned Country or Sanctioned Person in violation of any Law; (C) the funds used to pay the Master Servicer are not derived from any unlawful activity; and (D) each Covered Entity is in compliance with, and no Covered Entity engages in any dealings or transactions prohibited by, any Laws, including but not limited to any Anti-Terrorism Laws. Owner covenants and agrees that it shall immediately notify the Master Servicer in writing upon the occurrence of a Reportable Compliance Event.

Section 7.02. Events of Default.

(a) “Master Servicer Event of Default”, wherever used herein, means any one of the following events:

(i) any failure by the Master Servicer to remit to the Owner any payment required to be so remitted by the Master Servicer under the terms of this Agreement when and as due which continues unremedied by the Master Servicer for a period of one (1) Business Day after the date on which Master Servicer receives written notice of such failure; or

(ii) any failure by the Master Servicer to timely pay Servicing Expenses from the related Collection Account when sufficient funds are on deposit and Owner has approved such payments in writing, which Servicing Expenses remain unpaid for a period of five (5) Business Days following the date on which written notice of such failure is given to the Master Servicer; or

(iii) any failure on the part of the Master Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer contained in this Agreement, or any representation or warranty set forth by the Master Servicer in Section 7.01 shall be untrue or incorrect in any material respect, and, in either case, such failure or breach materially and adversely affects the value of any Mortgage Loan or Mortgaged Property or the priority of the lien on any Mortgaged Property or the interest of the Owner therein, which in either case continues unremedied for a period of thirty (30) days after the date on which written notice of such failure or breach, requiring the same to be remedied, shall have been given to the Master Servicer by the Owner (or such extended period of time reasonably approved by the Owner provided that the Master Servicer is diligently proceeding in good faith to cure such failure or breach); or

(iv) a decree or order of a court or agency or supervisory authority having jurisdiction in respect of the Master Servicer for the commencement of an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs shall have been entered against the Master Servicer, and such decree or order shall remain in force undischarged or unstayed for a period of 90 days; or

(v) the Master Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Master Servicer or of or relating to all or substantially all of its property; or

(vi) the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable federal or state bankruptcy, insolvency or similar law, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations;

then, and in each and every case, so long as a Master Servicer Event of Default shall not have been remedied, the Owner may, by notice in writing to the Master Servicer, in addition to whatever rights the Owner may have at law or in equity, including injunctive relief and specific performance, terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof, without the Owner incurring any penalty or fee of any kind whatsoever in connection therewith; provided, however, that such termination shall be without prejudice to any rights of the Master Servicer relating to the payment of any earned and unpaid Servicing Fees along with the pro rata share of minimum annual Servicing Fee set forth on Exhibit “C” (for the avoidance of doubt, to the extent the Owner has paid a portion of minimum annual Servicing Fee before such termination, the Owner would only owe the remaining amount to reach the pro rata share of the minimum annual Servicing Fee), any earned and unpaid Special Servicing Fees, any earned and unpaid Disposition Fees, Workout Fees and any earned and unpaid Additional Servicing Compensation under the terms of this Agreement through and including the date of such termination. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Master Servicer Event of Default. On or after the receipt by the Master Servicer of such written notice of termination from the Owner, all authority and power of the Master Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Owner, and the Master Servicer agrees to cooperate with the Owner in effecting the termination of the Master Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer of the Servicing Files and the funds held in the Accounts as set forth in Section 8.01.

The Owner may waive, which waiver shall be in writing, any default by the Master Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Master Servicer Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

(b) “Special Servicer Event of Default”, wherever used herein with respect to each Special Servicer, means any one of the following events:

(i) any failure by the Special Servicer to remit to the Master Servicer any payment required to be so remitted by the Special Servicer under the terms of this Agreement when and as due which continues unremedied by the Special Servicer for a period of one (1) Business Day after the date on which Special Servicer receives written notice of such failure; or

(ii) any failure by the Special Servicer to timely pay Servicing Expenses from the related Collection Account when sufficient funds are on deposit and Owner approved such payments in writing, which Servicing Expenses remain unpaid for a period of five (5) Business Days following the date on which written notice of such failure is given to the Special Servicer; or

(iii) any failure on the part of the Special Servicer duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Special Servicer contained in this Agreement, or any representation or warranty set forth by the Special Servicer in Section 7.01 shall be untrue or incorrect in any material respect, and, in either case, such failure or breach materially and adversely affects the value of any Mortgage Loan or Mortgaged Property or the priority of the lien on any Mortgaged Property or the interest of the Owner therein, which in either case continues unremedied for a period of thirty (30) days after the date on which written notice of such failure or breach, requiring the same to be remedied, shall have been given to the Special Servicer by the Owner (or such extended period of time reasonably approved by the Owner provided that the Special Servicer is diligently proceeding in good faith to cure such failure or breach); or

(iv) a decree or order of a court or agency or supervisory authority having jurisdiction in respect of the Special Servicer for the commencement of an involuntary case under any present or future federal or state bankruptcy, insolvency or similar law, for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding up or liquidation of its affairs shall have been entered against the Special Servicer, and such decree or order shall remain in force undischarged or unstayed for a period of 90 days; or

(v) the Special Servicer shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Special Servicer or of or relating to all or substantially all of its property; or

(vi) the Special Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable federal or state bankruptcy, insolvency or similar law, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations;

then, and in each and every case, so long as a Special Servicer Event of Default shall not have been remedied, the Owner may, by notice in writing to the Special Servicer, in addition to whatever rights the Owner may have at law or in equity, including injunctive relief and specific performance, terminate all of the rights and obligations of the Special Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof, without the Owner incurring any penalty or fee of any kind whatsoever in connection therewith; provided, however, that such termination shall be without prejudice to any rights of the Special Servicer relating to the payment of any earned and unpaid Special Servicing Fees, Disposition Fees, Workout Fees and Additional Servicing Compensation through and including the date of such termination. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Special Servicer Event of Default. On or after the receipt by the Special Servicer of such written notice of termination from the Owner, all authority and power of the Special Servicer under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Owner, and the Special Servicer agrees to cooperate with the Owner in effecting the termination of the Special Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer of the Servicing Files and the funds held in the Accounts as set forth in Section 8.01.

The Owner may waive, which waiver shall be in writing, any default by the Special Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Special Servicer Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

(c) “Owner Event of Default”, wherever used herein with respect to the Owner, means any one of the following events:

(i) Breach of AML Representations – Any representation or warranty contained in Section 7.01(b)(ii) or (iii) is or becomes false or misleading at any time; or

(ii) Breach of AML Covenants – Owner fails to comply with the covenant contained in Section 7.03(b) at any time;

then, and in each and every case of an Owner Event of Default, the Master Servicer may, by notice in writing to the Owner, in addition to whatever rights the Master Servicer may have at law or in equity, including injunctive relief and specific performance, terminate this Agreement, without the Master Servicer incurring any penalty or fee of any kind whatsoever in connection therewith. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Owner Event of Default. On or after the receipt by the Owner of such written notice of termination from the Master Servicer, the Master Servicer’s obligations under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall terminate and immediately pass to and be vested in the Owner. Notwithstanding the foregoing, upon any such termination, the Master Servicer will be entitled to receive all accrued and unpaid Servicing Fees and Additional Servicing Compensation through the date of termination.

Upon discovery by the Owner of any Owner Event of Default (but regardless of whether any notice has been given as provided in this Agreement or any cure period provided herein has expired), the Owner shall give prompt written notice thereof to the Master Servicer.

Section 7.03. Closing Conditions; Owner Covenants.

(a) The obligations of the Owner and Master Servicer to effect the transactions contemplated hereby shall be subject to the following conditions:

(i) (A) Master Servicer shall have completed its due diligence with respect to the Owner in order to satisfy compliance with laws and regulations applicable to financial institutions in connection with this transaction (e.g., the USA PATRIOT Act, OFAC and related regulations), and (B) the Master Servicer shall have been satisfied with the results of such due diligence in its sole discretion;

(ii) Contemporaneously with the execution of this Agreement and from time to time as necessary during the term of the Agreement, the Owner shall deliver to the Master Servicer evidence satisfactory to the Master Servicer substantiating that it is not a Non-Exempt Person and that the Master Servicer is not obligated under applicable law to withhold Taxes on sums paid to it with respect to the Mortgage Loans or otherwise under this Agreement. Without limiting the effect of the foregoing, (A) if the Owner is created or organized under the laws of the United States, any state thereof or the District of Columbia, it shall satisfy the requirements of the preceding sentence by furnishing to the Master Servicer an Internal Revenue Service Form W-9 and (B) if the Owner is not created or organized under the laws of the United States, any state thereof or the District of Columbia, and if the payment of interest or other amounts by the Mortgage Loan Borrowers is treated for United States income tax purposes as derived in whole or part from sources within the United States, the Owner shall satisfy the requirements of the preceding sentence by furnishing to the Master Servicer an Internal Revenue Service Form W-8ECI, Form W-8EXP, Form W-8IMY (with appropriate attachments) or Form W-8BEN, or successor forms, as may be required from time to time, duly executed by the Owner, as evidence of such Owner ‘s exemption from the withholding of United States tax with respect thereto. The Master Servicer shall not be obligated to make any payment hereunder to the Owner until the Owner shall have furnished to the Master Servicer the requested forms, certificates, statements or documents. For the purposes of this Section 7.03(a)(ii), “Owner” shall include any loan participants and/or other recipients of payments on the Mortgage Loans as directed by the Owner to the Master Servicer; and

(b) AML Covenants. The obligations of Master Servicer to effect any transaction contemplated hereby shall be subject to Owner’s compliance with all Laws, including Anti- Terrorism Laws, and the continued truthfulness and completeness of Owner’s representations and warranties found in Section 7.01(b)(ii) and (iii).

(c) The obligations of the Master Servicer to effect the transactions contemplated hereby shall be subject to the following conditions:

(i) Unless Owner has notified Master Servicer in writing prior to the Servicing Transfer Date that any tax is due within 30 days of the Servicing Transfer Date in connection with a Mortgage Loan (“30-Day Taxes”) and has provided the Master Servicer with specific information as to the amount of the 30-Day Taxes, to whom the payment is to be made, when the payment is due and any other reasonably requested information regarding such 30-Day Taxes, the Owner shall pay all 30-Day Taxes prior to the Servicing Transfer Date and shall be responsible for any penalty or interest due as a result of such 30-Day Taxes not being timely paid to the appropriate Person.

(ii) Owner has paid Master Servicer a Set-up Fee per each Mortgage Loan.

(iii) Owner shall pay all of Master Servicer’s legal fees (in excess of 15.00 hours of legal fees) and expenses related to negotiation and execution of this Agreement within ten (10) days of receipt of invoice from Master Servicer or its legal counsel.

Section 7.04. Post Closing Performance Conditions.

The Master Servicer and Owner agree to cooperate with reasonable requests made by the Master Servicer or Owner, as applicable, after signing this Agreement to the extent reasonably necessary for the other to comply with laws and regulations applicable to financial institutions in connection with this transaction (e.g., the USA PATRIOT Act, OFAC and related regulations).

ARTICLE VIII.

TERMINATION; TRANSFER OF MORTGAGE LOANS

Section 8.01. Termination of Agreement.

(a) The initial term of this Agreement shall be three (3) years. This Agreement may be terminated by the Owner with respect to any Mortgage Loan without cause upon thirty (30) days’ written notice to the Master Servicer. This Agreement may be terminated by the Master Servicer with respect to the Mortgage Loans without cause upon ninety (90) days written notice to the Owner; provided, however, that if the minimum annual Servicing Fee set forth on Exhibit “C” is not reached at the end of the second year, the Master Servicer can terminate this Agreement immediately upon written notice to the Owner.

(b) Termination pursuant to this Section or as otherwise provided herein shall be without prejudice to any rights of the Owner or the Master Servicer which may have accrued through the date of termination hereunder. Upon such termination, the Master Servicer shall (i) remit all funds in the related Accounts to the Owner or such other Person designated by the Owner, net of accrued Servicing Fees, Special Servicing Fees, Disposition Fees, Workout Fees and Additional Servicing Compensation through the termination date to which the Master Servicer would be entitled to payment hereunder (but excluding the minimum annual Servicing Fee set forth on Exhibit “C”); (ii) deliver all related Servicing Files to the Owner or to Persons designated by the Owner; and (iii) fully cooperate with the Owner and any new servicer to effectuate an orderly transition of Loan Servicing of the related Mortgage Loans. Upon such termination, any Servicing Fees and Additional Servicing Compensation which remain unpaid after the Master Servicer has netted out such amounts pursuant to the preceding sentence shall be remitted by the Owner to the Master Servicer within ten (10) Business Days after the Owner’s receipt of an itemized invoice therefor.

(c) With respect to a termination of this Agreement by the Owner without cause as to any or all of the Mortgage Loans, the Owner shall pay the Deconversion Fee to the Master Servicer within ten (10) Business Days after the effective date of such termination. If Owner enters into a contract with Master Servicer or its Affiliate for the license of its commercially available software system for use in servicing commercial mortgage loans for a minimum term of one (1) year or more, then no Deconversion Fee shall apply.

Section 8.02. Transfer of Mortgage Loans.

(a) The Master Servicer acknowledges that any or all of the Mortgage Loans may be sold, transferred, assigned or otherwise conveyed by the Owner to any third party without the consent or approval of the Master Servicer or the Special Servicer. Except as provided in Section 8.03, any such transfer shall constitute a termination of this Agreement with respect to such Mortgage Loans, subject to the Owner’s notice requirements under Section 8.01(a). The Owner acknowledges that the Master Servicer shall not be obligated to perform Loan Servicing with respect to such transferred Mortgage Loans for any third party unless and until the Master Servicer and such third party execute a servicing agreement having terms which are mutually agreeable to the Master Servicer and such third party.

(b) Until the Master Servicer or the Special Servicer, as applicable, receives written notice from the Owner of the sale, transfer, assignment or conveyance of one or more Mortgage Loans, the Owner shall be presumed to be the owner and holder of such Mortgage Loans, the Master Servicer or the Special Servicer, as applicable, shall continue to earn Servicing Fees, Special Servicing Fees and Additional Servicing Compensation with respect to such Mortgage Loans and the Master Servicer or the Special Servicer, as applicable, shall continue to remit payments and other collections in respect of such Mortgage Loans to the Owner pursuant to the terms and provisions hereof.

Section 8.03. Cooperation of Master Servicer with a Reconstitution.

(a) The Master Servicer and the Owner agree that with respect to some or all of the Mortgage Loans, on one or more dates (each a “Reconstitution Date”), at the Owner’s sole option, the Owner may effect a sale (each, a “Reconstitution”) of some or all of the Mortgage Loans then subject to this Servicing Agreement, without recourse, to:

(i) Freddie Mac in one or more Whole Loan Transfers with respect to multifamily Mortgage Loans;

(ii) one or more other third-party purchasers in one or more Whole Loan Transfers;

(iii) one or more trusts or other entities to be formed as part of one or more Private Securitization Transactions; or

(iv) one or more trusts or other entities to be formed as part of one or more Public Securitization Transactions.

(b) With respect to each Whole Loan Transfer, Private Securitization Transaction or Public Securitization Transaction, as the case may be, entered into by the Owner, the Master Servicer shall:

(i) upon a mutual agreement between the Owner and the Master Servicer, which agreement shall not be unreasonably withheld, service the Mortgage Loans included in such Reconstitution pursuant to the relevant pooling and servicing agreement or other agreement with substantially similar or higher compensation and similar scope of services;

(ii) if the Master Servicer or the Special Servicer will continue servicing the Mortgage Loans included in the Reconstitution, provide as applicable:

(A) information pertaining to the Master Servicer or the Special Servicer of the type and scope customarily included in offering documents for commercial mortgage-backed securities transactions involving single or multiple loan originators including information regarding financial condition and mortgage loan delinquency, foreclosure and loss experience or other information as is otherwise reasonably requested by the Owner, and to deliver to the Owner any non-public, unaudited financial information, in which case the Owner shall bear the cost of having such information audited by certified public accountants if the Owner desires such an audit, or as is otherwise reasonably requested by the Owner and which the Master Servicer or the Special Servicer is capable of providing without unreasonable effort or expense (collectively “Servicer Information”), and to indemnify the Owner and its affiliates for material misstatements or omissions contained in the Servicer Information in any offering document; provided, however, Owner shall indemnify and hold harmless the Master Servicer or the Special Servicer and its Affiliates for material misstatements or omissions contained in all other information in any offering document, other than Servicer Information; and

(B) such opinions of counsel, letters from auditors, and certificates of public officials or officers of the Master Servicer or the Special Servicer as are reasonably necessary by the depositor, the issuer, the trustee or any Rating Agency rating the securities or the Owner, as the case may be, in connection with such Private Securitization Transaction or Public Securitization Transaction. The Owner shall pay all third party costs associated with the preparation of the information described in clause (ii)(A) above and the delivery of any opinions (other than opinions by in-house counsel), letters or certificates described in this clause (ii)(B).

(c) if the Master Servicer or the Special Servicer will continue servicing the Mortgage Loans included in the Reconstitution, the Master Servicer or the Special Servicer shall (i) cooperate fully with the Owner, any prospective purchaser, any Rating Agency rating the securities or any party to any agreement to be executed in connection with such Whole Loan Transfer, Private Securitization Transaction or Public Securitization Transaction, with respect to all reasonable requests and due diligence procedures, including participating in meetings with the relevant Rating Agencies, bond insurers and such other parties as the Owner shall designate and participating in meetings with prospective purchasers of the Mortgage Loans or interests therein and providing information reasonably requested by such purchasers; (ii) to execute, deliver and perform all reconstitution agreements required by the Owner, and to use its Reasonable Efforts to facilitate such Whole Loan Transfer, Private Securitization Transaction or Public Securitization Transaction, as the case may be; (iii) (A) to restate the representations and warranties set forth in this Agreement as of the Reconstitution Date which shall not be materially more onerous than those required under this Agreement or (B) make the representations and warranties with respect to the servicing of the Mortgage Loans stating that while servicing the Mortgage Loans, the Mortgage Loans were serviced in accordance with this Agreement. The Master Servicer or the Special Servicer shall use its Reasonable Efforts to provide to such master servicer or issuer, as the case may be, and any other participants in such Reconstitution: (x) any and all information and appropriate verification of information which may be reasonably available to the Master Servicer or the Special Servicer or its affiliates, whether through letters of its auditors and counsel or otherwise, as the Owner or any such other participant shall reasonably request and (y) subject to the provisions of this Section 8.03, to execute, deliver and satisfy all conditions set forth in any indemnity agreement reasonably required by the Owner or any such participant related to information about the Master Servicer or the Special Servicer, as applicable, in the related offering documents; provided that Master Servicer or the Special Servicer is given an opportunity to review and reasonably negotiate in good faith provisions of such indemnity.

(d) Any execution of a pooling and servicing agreement or reconstitution agreement by the Master Servicer or the Special Servicer shall be conditioned on the Master Servicer or the Special Servicer receiving the Master Servicing Fee, Additional Servicing Compensation, and the Special Servicing Fee, as applicable, or such other servicing fee acceptable to the Master Servicer or the Special Servicer. All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer, Private Securitization Transaction or Public Securitization Transaction shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement, which shall remain in full force and effect. Notwithstanding any provision to the contrary in this Agreement, if the Master Servicer or the Special Servicer is the servicer with respect to a Reconstitution, the Owner agrees that in such Reconstitution any servicing performance termination triggers, servicing compensation and scope of services shall be substantially similar to those contained in this Agreement or otherwise subject to approval by the Master Servicer or the Special Servicer in its reasonable discretion.

ARTICLE IX.

MISCELLANEOUS PROVISIONS

Section 9.01. Amendment; Waiver.

This Agreement contains the entire agreement between the parties relating to the subject matter hereof, and no term or provision hereof may be amended or waived unless such amendment or waiver is in writing and signed by the party against whom such amendment or waiver is sought to be enforced.

Section 9.02. Governing Law.

This Agreement shall be construed in accordance with the laws of the State of Kansas, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of laws.

Section 9.03. Notices.

All demands, notices and communications hereunder shall be in writing and addressed in each case as follows:

(i)	if to the Owner, at:

PennyMac Corp.

6101 Condor Drive

Moorpark, CA 93021

Attention: Chief Legal Officer

Facsimile No.: (818) 224-7393

(ii)	if to the Master Servicer, by U.S. Mail at:

Midland Loan Services,

a Division of PNC Bank, National Association

P.O. Box 25965

Shawnee Mission, KS 66225-5965

Attention: Executive Vice President - Division Head

Facsimile No.: (913) 253-9001

or by delivery to:

Midland Loan Services,

a Division of PNC Bank, National Association

10851 Mastin, Suite 300

Overland Park, KS 66210

Attention: Executive Vice President - Division Head

with a copy to:

Stinson Leonard Street LLP

1201 Walnut Street

Kansas City, Missouri 64106

Attention: Kenda K. Tomes

Facsimile No.: (816) 691-3495

Any of the above-referenced Persons may change its address for notices hereunder by giving notice of such change to the other Persons. All notices and demands shall be deemed to have been given at the time of the delivery at the address of such Person for notices hereunder if personally delivered, mailed by certified or registered mail, postage prepaid, return receipt requested, or sent by overnight courier or telecopy; provided, however, that any notice delivered after normal business hours of the recipient or on a day which is not a Business Day shall be deemed to have been given on the next succeeding Business Day.

To the extent that any demand, notice or communication hereunder is given to the Master Servicer by a Responsible Officer of the Owner, such Responsible Officer shall be deemed to have the requisite power and authority to bind the Owner with respect to such communication, and the Master Servicer may conclusively rely upon and shall be protected in acting or refraining from acting upon any such communication. To the extent that any demand, notice or communication hereunder is given to the Owner by a Responsible Officer of the Master Servicer, such Responsible Officer shall be deemed to have the requisite power and authority to bind the Master Servicer with respect to such communication, and the Owner may conclusively rely upon and shall be protected in acting or refraining from acting upon any such communication.

Section 9.04. Severability of Provisions.

If one or more of the provisions of this Agreement shall be for any reason whatever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions or the rights of any parties thereunder. To the extent permitted by law, the parties hereto hereby waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

Section 9.05. Inspection and Audit Rights.

(a) The Master Servicer shall at its expense deliver, or otherwise make available, to the Owner annually during the term of this Agreement a report, by an independent third party audit firm registered with the Public Company Accounting Oversight Board and of good repute in the financial services industry, that describes the Master Servicer’s security and control policies and procedures and is in the form as described in the then-current Statement on Standards for Attestation Engagements 16 Report (the “SSAE 16 Report”), which report shall be no more than one (1) year old. The Master Servicer shall also provide to the Owner, upon request, a “roll forward” certification of Master Servicer’s management assertion (unattested by the Master Servicer’s auditor), relative to the SSAE 16 Report, for the recent reporting period covered by the SSAE 16 Report through and including December 31 of the most recent previous calendar year.

(b) The Master Servicer agrees that, on reasonable prior notice, it will permit any agent or representative of the Owner, during the Master Servicer’s normal business hours, to audit and examine all the books of account, records, reports and other documents of the Master Servicer specifically relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by an audit firm selected by the Owner, and to discuss matters relating to the Mortgage Loans with the Master Servicer’s officers and employees. All audits carried out in accordance with this paragraph shall be at the expense of the Owner, and any support from the Master Servicer required by the Owner relative to any such audit (including the completion of any required forms) shall be compensated by the Owner at the standard time and materials rates customarily charged by the Master Servicer; provided, however, that any remediation, or support required to demonstrate issue remediation, shall not be charged to the Owner, and shall be at the Master Servicer’s sole cost and expense. The Owner understands and agrees that in conducting such audits, its agents and/or representatives shall be subject to all reasonable security policies and procedures relative to any facility of the Master Servicer.

Section 9.06. Binding Effect; No Partnership; Counterparts.

The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Master Servicer and Special Servicer shall be rendered as an independent contractor for the Owner. For the purpose of facilitating the execution of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 9.07. Protection of Confidential Information.

(a) The Master Servicer or the Special Servicer, as applicable, shall keep confidential and shall not divulge to any party, without the Owner’s prior written consent, any information pertaining to the Mortgage Loans, the Mortgaged Properties, the Additional Collateral, or the Borrowers except to the extent that (i) it is appropriate for the Master Servicer or the Special Servicer, as applicable, to do so (1) in working with legal counsel, auditors, other advisors, investors, taxing authorities or other governmental agencies, (2) in accordance with Accepted Servicing Practices or (3) when required by any law, regulation, ordinance, court order or subpoena or (ii) the Master Servicer or the Special Servicer, as applicable, is disseminating general statistical information relating to the mortgage loans being serviced by the Master Servicer or the Special Servicer, as applicable (including the Mortgage Loans), so long as the Master Servicer does not identify the Owner or the Borrowers.

(b) Subject to Section 9.07(a) above, each party hereto agrees that during the term of this Agreement and at all times thereafter it shall not disclose any information pertaining to the terms and provisions of this Agreement (“Confidential Information”), to any person or entity, except (i) to such party’s own employees, contractors, officers, directors, affiliates, agents and representatives (collectively, the “Representatives”) having a “need to know”, (ii) as it is appropriate for the Master Servicer or the Special Servicer, as applicable, to do so (A) in working with legal counsel, auditors, other advisors, taxing authorities or other governmental agencies, (B) in accordance with Accepted Servicing Practices or (C) when required by any law, regulation, ordinance, court order or subpoena. Each party agrees that it will not use or permit its Representatives to use any Confidential Information for purposes other than in connection with performance of its duties under this Agreement. Each party shall use at least the same degree of care in safeguarding Confidential Information as it uses in safeguarding the confidential information it has, but in no event shall such party use less than reasonable diligence and care. Notwithstanding the foregoing, such party may disclose Confidential Information pursuant to a requirement or request of a governmental agency or pursuant to a court or administrative subpoena, order or other such legal process or requirement of law, or in defense of any claims or causes of action asserted against it. Nothing herein shall require such party to fail to honor a subpoena, court or administrative order or requirement on a timely basis, provided, however, that such party shall promptly notify the other party of any such requirement to the extent such notification is not prohibited by law or court or administrative order.

Section 9.08. WAIVER OF JURY TRIALS.

THE PARTIES HERETO HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THIS AGREEMENT OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.09. General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States;

(c) references herein to an “Article,” “Section,” or other subdivision without reference to a document are to the designated Article, Section or other applicable subdivision of this Agreement;

(d) reference to a Section, subsection, paragraph or other subdivision without further reference to a specific Section is a reference to such Section, subsection, paragraph or other subdivision, as the case may be, as contained in the same Section in which the reference appears;

(e) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f) the term “include” or “including” shall mean without limitation by reason of enumeration; and

(g) the Article, Section and subsection headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning of the provisions contained therein.

Section 9.10. Further Agreements.

The Master Servicer, Special Servicer and the Owner each agree to execute and deliver to each other such additional documents, instruments or agreements as may be reasonably requested by the others and as may be necessary or appropriate to effectuate the purposes of this Agreement.

Section 9.11. Addition or Removal of an Owner.

(a) The parties hereto further acknowledge and agree that from time to time this Agreement may be amended to add as a new Owner hereunder certain affiliates of the Owner (“New Owner”) by prior written notice to the Master Servicer from such New Owner in the form of the attached Exhibit F-1. Whereupon, without further action by any party hereto, upon receipt of such notice by the Master Servicer and the occurrence of the first Servicing Transfer Date after receipt of such notice: (i) this Agreement shall be deemed to be amended to add such New Owner to this Agreement as a party hereto, (ii) such New Owner shall have all rights and obligations of an “Owner” hereunder, and (iii) the Master Servicer shall be bound to such New Owner under the terms of the Agreement, as if such New Owner executed this Agreement.

(b) The parties hereto acknowledge and agree that from time to time this Agreement may be amended by the deletion of any Owner or Owners listed thereon by prior written notice to the Master Servicer from each such deleted Owner on behalf of each such deleted Owner in the form of the attached Exhibit F-2 (each a “Deleted Owner”). Whereupon, without further action by any party hereto, upon thirty (30) days after receipt of such notice by the Master Servicer if the Master Servicer at that time is providing Loan Servicing in connection with Mortgage Loans owned by such Deleted Owner, and immediately upon receipt of such notice by the Master Servicer if the Master Servicer is not then providing any Loan Servicing in connection with any Mortgage Loans owned by such Deleted Owner: (i) this Agreement shall be deemed to be amended to delete such Deleted Owner or Deleted Owners from this Agreement as a party hereto, and (ii) such Deleted Owner(s) shall have no further rights or obligations hereunder except for those that survive termination or accrued prior thereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Owner and the Master Servicer have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

PENNYMAC CORP., A DELAWARE CORPORATION

By:	/s/ Steven Skolnik
Name:	Steven Skolnik
Title:	Chief Commercial Lending Officer

(“Owner”)

PENNYMAC HOLDINGS, LLC
By:	/s/ Steven Skolnik
Name:	Steven Skolnik
Title:	Chief Commercial Lending Officer

(“Owner”)

PENNYMAC LOAN SERVICES, LLC, A DELAWARE LIMITED LIABILITY COMPANY

By:	/s/ Steven Skolnik
Name:	Steven Skolnik
Title:	Chief Commercial Lending Officer

(A “Special Servicer”)

MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Cynthia A. Bicknell
Name:	Cynthia A. Bicknell
Title:	Senior Vice President

(“Master Servicer” and a “Special Servicer”)

[PennyMac – Midland Servicing Agreement – Signature Page]

EXHIBIT “A”

(Initial Mortgage Loan Schedule)

Loan Number	Mortgaged Property	Borrower	Outstanding Principal Balance	Names of Special Servicer
Freddie Mortgage Loans				Midland

PMSS Mortgage Loans				PennyMac Loan Servicer

MSS Mortgage Loans				Midland

A-1

EXHIBIT “B”

(Statements, Reports and/or Information)

B-1

EXHIBIT “C”

(Servicing Fee Schedule)

Monthly Servicing Fee:	Loans 1 to 250:	$250 per loan
	Loans 251 to 500:	$225 per loan
	Loans over 500:	$200 per loan

Minimum Annual Servicing Fee:	$150,000 (waived during 1st year of Agreement)

C-1

EXHIBIT “D”

(Asset Management Fee Schedule)

ASSET MANAGEMENT FEES

The following represents a schedule of asset management fees customarily charged. The fees are guidelines and are assessed relative to each request, the relevant loan documents, and the negotiated Servicing Agreement. Approximately 50% of any processing fee related to substantive borrower requests is collected at the inception of the borrower’s request to cover direct and indirect costs in the event the transaction does not consummate. All requested actions are individually subject to appropriate delegated authority and if applicable, Midland’s Legal Department concurrence.

Transfer/Assumption fee:

1% of the principal balance or the fee specified by the relevant loan documents. The 1% fee is negotiable for loans with a principal balance exceeding $10,000,000 but should not be less than .25%. The minimum assumption fee regardless of principal balance is $2,500. A $2,500-$5,000 non-refundable application fee should be collected at the time of receiving the assumption package.

Transfer of title or interest without change of beneficial ownership:

Loan balances under $500,000:	$1,500-$2,500
Loan balances between $500,000 and $1,000,000:	$2,500-$5,000
Loan balances between $1,000,000 and $10,000,000:	$5,000-$10,000
Loan balances of $10,000,000 or greater:	$10,000-$25,000

Secondary Financing:

Loan balances under $500,000:	$2,000-$2,500
Loan balances between $500,000 and $1,000,000:	$2,500-$5,000
Loan balances between $1,000,000 and $10,000,000:	$5,000-$10,000
Loan balances of $10,000,000 or greater:	$10,000-$25,000

Collateral Release without Substitution

(not identified in the loan documents):
Loan balances under $500,000:	$1,500-$2,500
Loan balances under $1,000,000:	$2,500-$5,000
Loan balances between $1,000,000 and $10,000,000:	$5,000-$7,500
Loan balances of $10,000,000 or greater:	$7,500-$20,000

Collateral Release with Substitution

(provided for in the loan documents):	$7,500-$15,000/Property

Conditional Collateral Release

(provided for in the loan document):	$1,500-$5,000/Property

Defeasance:

Loan $2,000,000 or less	-	$ 7,500 + $15,000 legal retainer
$ 2,000,001 - $10,000,000	-	$10,000 + $15,000 legal retainer
$10,000,001 - $20,000,000	-	$15,000 + $15,000 legal retainer
$20,000,001 - $30,000,000	-	$20,000 + $15,000 legal retainer
$30,000,001 - $40,000,000	-	$25,000 + $15,000 legal retainer
$40,000,001 - $50,000,000	-	$30,000 + $15,000 legal retainer
Loan $50,000,001 and up	-	Negotiable, but not less than 30,000 +
$15,000 legal retainer

Property Management/Facility Operator Change:

Loan balances under $1,000,000:	$500 - $1,500
Loan balances between $1,000,000 and $10,000,000:	$1,500-$3,500
Loan balances of $10,000,000 or greater:	$3,500-$5,000

Subordination of Mortgage:

Routine, under 4 hours work:	$750
Complex:	$1,500
Very Complex, over 8 hours:	$3,000

Easement or Condemnation:

Routine, under 4 hours work:	$500
Complex:	$1,500
Very Complex, over 8 hours:	$3,000

Lease approval/ratification

Routine, under 4 hours work:	$250
Complex:	$500
Very Complex, over 8 hours:	$1,000

Subordination, non-disturbance, attornment, or quiet enjoyment provisions, (SNDA) related to a commercial lease:

Routine, under 4 hours work:	$350
Complex:	$600
Very Complex, over 8 hours:	$1,000

Release of Liability:	$3,000-$7,500

Loan Extension provided for in the loan documents:	$750-$1,500

Credit Report/Lexis Nexis:	$100-Individual
$150-Corporate

Architectural and/or Engineering Reports:	Actual Costs Incurred
Environmental Site Assessments:	Actual Costs Incurred
Appraisal Reports:	Actual Costs Incurred
Property Inspection Reports:	Actual Costs Incurred
Travel Costs:	Actual Costs Incurred
Legal Fees:	Actual Costs Incurred
Title and Recording Charges:	Actual Costs Incurred

EXHIBIT “E”

(Loan Servicing Responsibilities Matrix)

See attached

E-1-1

EXHIBIT “F-1”

FORM OF NOTICE TO SERVICER ADDING NEW OWNER

Midland Loan Services

P.O. Box 25965

Shawnee Mission, KS 66225-5695

Attention: Executive Vice President - Division Head

Re:	Addition of New Owner to the Servicing Agreement and as a Party to the Servicing Agreement

Please refer to that certain Servicing Agreement for Mortgage Loans, dated as of July 13, 2015 (the “Agreement”), between PennyMac Corp., a Delaware corporation, PennyMac Holdings, LLC, a Delaware limited liability company, any other parties signing this Agreement as an owner of Mortgage Loans as listed in Schedule I (collectively as the “Owner”), PennyMac Loan Services, LLC, a Delaware limited liability company (“PennyMac Loan Servicer” and in certain cases, a “Special Servicer”), and Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Master Servicer” and in certain cases, a “Special Servicer”) and any New Owners. Capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement.

Pursuant to Section 9.11(a) of the Agreement, the following entity is hereby added as an Owner to the Agreement and as a party to the Agreement:

[INSERT NAME OF NEW OWNER] (“New Owner”)

New Owner hereby agrees to be bound by the terms of the Agreement and makes the representations contained in Section 7.01(b) therein with respect to the Agreement, as well as with respect to execution and delivery of this notice, as if fully set forth herein.

The parties to the Agreement have agreed that pursuant to Section 9.11(a) of the Agreement, upon the Effective Date (as herein defined), (i) the Agreement is hereby deemed to be amended to add New Owner as a party to the Agreement, (ii) New Owner hereby has all rights and obligations of an “Owner” under the Agreement, and (iii) Servicer is hereby bound to such New Owner under the terms of the Agreement, as if such New Owner executed the Agreement.

The “Effective Date” shall be the latter of the date of this Exhibit or the date upon which Servicer completed its due diligence with respect to each New Owner in order to satisfy compliance with laws and regulations applicable to financial institutions in connection with this transaction (e.g., the USA PATRIOT Act and related regulations) and satisfaction of any other closing conditions in the Agreement.

F-1-1

[THE REST OF THIS PAGE INTENTIONALLY LEFT BLANK]

[INSERT NAME OF NEW OWNER]

By:
Name:
Title:

Date:

F-1-2

EXHIBIT “F-2”

FORM OF NOTICE TO SERVICER DELETING OWNER

Midland Loan Services

P.O. Box 25965

Shawnee Mission, KS 66225-5695

Attention: Executive Vice President - Division Head

Re:	Deletion of Owner from Servicing Agreement

Please refer to that certain Servicing Agreement for Mortgage Loans, dated as of July 13, 2015 (the “Agreement”), between PennyMac Corp., a Delaware corporation, PennyMac Holdings, LLC, a Delaware limited liability company, any other parties signing this Agreement as an owner of Mortgage Loans as listed in Schedule I and any New Owners (collectively as the “Owner”), PennyMac Loan Services, LLC, a Delaware limited liability company (“PennyMac Loan Servicer” and in certain cases, a “Special Servicer”), and Midland Loan Services, a Division of PNC Bank, National Association, a national banking association (“Master Servicer” and in certain cases, a “Special Servicer”). Capitalized terms used but not defined herein shall have the meanings ascribed to them under the Agreement.

Pursuant to Section 9.11(b) of the Agreement, the following entity is hereby deleted as an Owner to the Agreement and as a party to the Agreement:

[INSERT NAME OF DELETED OWNER] (“Deleted Owner”)

The parties to the Agreement have agreed that pursuant to Section 9.11(b) of the Agreement, upon thirty (30) days after receipt of this notice if Master Servicer is at that time providing Loan Servicing in connection with Mortgage Loans owned by such Deleted Owner and immediately upon receipt of such notice by Master Servicer if Master Servicer is not then providing any Loan Servicing in connection with any Mortgage Loans owned by such Deleted Owner, with no further action on the part of Deleted Owner or any other party to the Agreement, (i) the Agreement is hereby deemed to be amended to delete Deleted Owner, and (ii) Deleted Owner hereby has no further rights or obligations of an “Owner” under the Agreement except for those that survive termination or accrued prior thereto.

[INSERT NAME OF DELETED OWNER]

By:
Name:
Title:

Date:

F-2-1